UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Ceridian HCM Holding Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2020

ANNUAL MEETING AND

PROXY STATEMENT

FOR APRIL 28, 2020

Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Ceridian HCM Holding Inc. (“Ceridian”) will hold its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, April 28, 2020 at 9:00 a.m., Central Daylight Time, at the law offices of Fredrikson & Byron, P.A. located at 200 South Sixth Street, Suite #4000, Minneapolis, Minnesota for the following purposes:

•

To elect two Class II directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

•	To hold an advisory vote on the frequency of future advisory votes on the compensation of Ceridian’s named executive officers (commonly known as a “Say on Frequency” vote);

•	To hold an advisory vote on the compensation of Ceridian’s named executive officers (commonly known as a “Say on Pay” vote); and

•	To ratify the appointment of KPMG LLP as Ceridian’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

In addition, Ceridian will consider any other business as may properly come before the Annual Meeting or any adjournment, continuation or postponement thereof.

On or about March 19, 2020, Ceridian mailed or made available to its stockholders proxy materials, including the proxy statement for the Annual Meeting (the “Proxy Statement”), its 2019 Annual Report for the fiscal year ended December 31, 2019 (the “2019 Annual Report”) and form of proxy or the Notice of Internet Availability. The proxy materials can be accessed directly at www.proxydocs.com/CDAY.

Only stockholders of record at the close of business on March 2, 2020 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, please note the admission procedures described under “Admission” on page 2 of the Proxy Statement.

If you have any questions regarding this information or the proxy materials, please contact Ceridian’s Corporate Secretary at stockholders@ceridian.com.

By Order of the Board of Directors,

William E. McDonald

Senior Vice President, Deputy General Counsel and Corporate Secretary

Minneapolis, Minnesota

March 19, 2020

This Notice of Annual Meeting and Proxy Statement and Form of Proxy

are being distributed and made available on or about March 19, 2020.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders to Be Held on April 28, 2020. The Proxy Statement and 2019 Annual Report are available electronically on the “Investor Relations” page of Ceridian’s website located at www.ceridian.com and at www.proxydocs.com/CDAY.

CERIDIAN HCM HOLDING INC.

2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this Proxy Statement are forward-looking statements and may be identified by the use of words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intent,” “foresee,” “outlook,” “plan,” “project” and other words and terms of similar meaning. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our future results to differ materially from the anticipated results expressed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our 2019 Annual Report for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this Proxy Statement. Our forward-looking statements speak only as of the date of this Proxy Statement or as of the date they are made, and we undertake no obligation to update our forward-looking statements.

2020 PROXY STATEMENT

Messages from David D. Ossip, Chair of the Board of Directors and Chief Executive Officer and Gerald C. Throop, Lead Director and Chair of the Audit Committee

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2020 Annual Meeting of Stockholders of Ceridian HCM Holding Inc. (“Ceridian”) to be held on Tuesday, April 28, 2020 at 9:00 a.m., Central Daylight Time, at the law offices of Fredrikson & Byron, P.A. at 200 South Sixth Street, Suite #4000, Minneapolis, Minnesota.

During the meeting, we will ask you to re-elect Deborah A. Farrington and Thomas M. Hagerty to our Board of Directors. We will also ask you to ratify the selection of our independent registered public accounting firm, and to cast advisory votes on executive compensation.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement. Please read the proxy materials and voting instructions carefully to ensure your shares are represented at the meeting.

As you saw in our 2019 Annual Report, last year was a great year for Ceridian as we continued to deliver against our five growth levers. We saw continued strong demand for Dayforce product offerings, which helped us exceed our financial and operational targets, while continuing to strategically invest for future growth. Our excellent results and strong momentum in the business enabled us to deliver significant shareholder value in 2019.

Thank you for your ongoing support of and continued interest in Ceridian.

Sincerely,

David D. Ossip

Chair of the Board of Directors

and Chief Executive Officer

Dear Fellow Stockholders:

This year was an exciting year for Ceridian’s corporate governance. As we progress through the beginning stages as a publicly traded company, the Board has continued to review and refresh Ceridian’s approach to corporate governance. As this will mark my first Annual Meeting of Stockholders as Lead Director, I would like to take this opportunity to share an update of the progress we have made as a board in developing our governance structures and processes.

The Ceridian Board

Our Board is comprised of a majority of independent directors. Its membership boasts accomplished business leaders attentive to the value of diversity in thought, experience and perspective. As a body, we are continuously focused on evaluating the membership of our Board to ensure an optimal structure and composition.

Independent Board Leadership

2019 saw us place a renewed emphasis on independent and diverse board leadership. We ended the year with our Audit and Corporate Governance and Nominating Committees being comprised entirely of independent members, and our Compensation Committee maintaining majority independent membership. I was elected as Ceridian’s inaugural Lead Director in order to ensure the Board continues to exercise prudent judgment independently from Ceridian’s management. We also appointed Deborah A. Farrington as a director, and later as Chair of our Corporate Governance and Nominating Committee. Her breadth of experience leading sophisticated high growth software companies has already made an impact in maturing Ceridian’s corporate governance.

Stockholder Engagement

Our Board values stockholder input as we provide oversight of the strategic growth of the company. We reached out to the holders of over a majority of Ceridian’s common stock in order to solicit feedback on corporate governance, compensation practices, and environmental, social & governance topics. The Board is listening to this feedback and considering it as it turns toward the 2020 leg of our corporate governance journey.

2019 was an important year for our governance development and for Ceridian as a whole. For more information on our growth, governance, and compensation practices that we were focused on this past year, I would encourage you to read the accompanying Proxy Statement and the 2019 Annual Report.

On behalf of the directors, thank you for your choice to invest in Ceridian. As we look towards 2020 and beyond, I look forward to continuing our conversations regarding our growth and development.

Sincerely,

Gerald C. Throop

Lead Director and Chair of the Audit Committee

i

2020 PROXY STATEMENT SUMMARY

2020 Annual Meeting of Stockholders

Date and Time

9:00 a.m., Central Daylight Time, Tuesday, April 28, 2020

Place

200 South Sixth Street, Suite #4000, Minneapolis, Minnesota 55402

Record Date

March 2, 2020 (the “Record Date”)

How to Cast Your Vote

Your vote is important! Please vote your shares promptly using one of the following methods listed below. See page 2 of this Proxy Statement for additional voting information.

Vote by Internet	Go to www.proxypush.com/CDAY 24 hours a day, seven days a week (Have your proxy card in hand when you visit the website)

Vote by Telephone	Call toll-free at 855-668-4180 (have your proxy card in hand when you call)

Vote by Mail	Complete and mail your proxy card

Vote in Person	By written ballot at the Annual Meeting

If you hold exchangeable shares of Ceridian AcquisitionCo ULC, please see page 2 below for voting instructions.

Matters to be Voted on and Recommendations of the Board of Directors (“Board”)

	Proposal	Board Recommendation	Additional Information
Proposal One	Election of directors	FOR each nominee	Pages 5-7
Proposal Two	Advisory vote on the frequency of future advisory votes on Ceridian’s named executive officers’ compensation	ONE YEAR	Page 19
Proposal Three	Advisory vote on the compensation of Ceridian’s named executive officers	FOR	Page 41
Proposal Four	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020	FOR	Pages 42-43

ii	2020 PROXY STATEMENT SUMMARY

Proposal One: Election of Directors

Our Board has nominated Deborah A. Farrington and Thomas M. Hagerty for election as Class II directors to hold office until the 2023 Annual Meeting of Stockholders. Please refer to page 7 of the Proxy Statement for additional important information about each of the nominees. Each of the nominees is a current member of our Board and has consented to serve if elected. The Board recommends a vote “FOR” each nominee.

		Principal Occupation	Director Since		Committee Memberships
Nominee/Age	Class			Independent	Audit	Compensation	Nominating

Deborah A. Farrington Age: 69	II	President, StarVest Management, Inc.	2019	✓

Thomas M. Hagerty Age: 57	II	Managing Director, Thomas H. Lee Partners, L.P.	2013

Chair

Member

Audit Committee Financial Expert

Proposal Two: Advisory Vote on the Frequency of Future Advisory Votes on Ceridian’s Named Executive Officers’ Compensation

We are asking stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers (“NEOs”). By voting with respect to this Proposal Two, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. The Board recommends that you vote “ONE YEAR” with respect to the frequency of future advisory votes on our NEO compensation so that our stockholders may annually express their views on our executive compensation program.

Proposal Three: Advisory Vote on the Compensation of Ceridian’s Named Executive Officers

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”) tabular disclosures and related narrative of this Proxy Statement. The Board recommends a vote “FOR” approval of NEO compensation because it believes that the policies and practices described in the CD&A section beginning on page 20 of the Proxy Statement are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Compensation Committee or the Board. However, because we value our stockholders’ view, the Compensation Committee and Board will carefully consider the results of this advisory vote when formulating future executive compensation philosophy, policies and practices.

Proposal Four: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2020

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2020, and we are asking our stockholders to ratify this appointment. The Board recommends a vote “FOR” this ratification.

iii	2020 PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We are committed to sound corporate governance practices. As we transition from being a “Controlled Company” and continue on the initial stages of our corporate governance journey, our Board has adopted measures designed to bolster the independent leadership on the Board and establish additional meaningful stockholder rights.

Changes since Proxy Statement for 2019 Annual Meeting of Stockholders

»	No longer a “Controlled Company”
»	Adopted a policy against director “over-boarding”
»	Appointed Gerald C. Throop as independent Lead Director
»	Appointed Deborah A. Farrington as Chair of the Corporate Governance and Nominating Committee
»	Began stockholder and proxy advisor engagement process on corporate governance and executive compensation matters
»	Ensured that the Board and all Board committees are comprised solely of at least a majority of independent directors
»	Pledge of stock by Cannae has been unwound

Continuing Priorities

Conduct annual Board and Board committee self-assessments	Ensure significant Board role in strategy and risk oversight	Conduct regular executive sessions of independent directors at Board and Board committee meetings

Compensation Highlights

We continue to align our executive compensation to Ceridian’s performance. We have embraced the added transparency and information sharing requirements accompanying our transition from being an “Emerging Growth Company” to a “Large Accelerated Filer”. During this period of transition, we adopted new guidelines and policies designed to further mature our executive compensation program and reinforce its alignment with stockholder priorities.

Changes since Proxy Statement for 2019 Annual Meeting of Stockholders

»	Adopted a claw-back policy that provides the Compensation Committee with discretion to recover both cash and equity incentive compensation from current or former executives
»	Conducting first “Say on Pay” and “Say on Frequency” votes at the 2020 Annual Meeting
»	Began stockholder engagement and proxy advisor engagement process related to corporate governance and executive compensation matters
»	Implemented stock ownership guidelines for executive officers, and independent directors not designated by THL and Cannae under the Voting Agreement
»	Produced CD&A and additional compensation tables as we transition out of Emerging Growth Company status

Continuing Priorities

Prohibit directors and executive officers from pledging or hedging Ceridian shares	Align NEO compensation to performance	Utilize Willis Towers Watson as independent compensation consultant to the Compensation Committee to provide services related to executive officer and director compensation	Limit the number and amount of executive perquisites

iv	2020 PROXY STATEMENT SUMMARY

Controlled Company

On August 1, 2019, we ceased to be controlled by certain affiliates of Thomas H. Lee Partners, L.P. (“THL”) and Cannae Holdings, LLC (“Cannae”). Our Audit Committee and Corporate Governance and Nominating Committee are comprised of solely independent directors, and our Compensation Committee is comprised of a majority of independent directors.

Emerging Growth Company

Effective as of December 31, 2019, we no longer qualify as an “Emerging Growth Company” as a result of being deemed a “Large Accelerated Filer”, as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, this Proxy Statement will reflect the more robust executive compensation and other disclosures required by the Exchange Act, and the expanded reporting obligations will flow through to the other reports we file.

v	2020 PROXY STATEMENT SUMMARY

Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

2020 PROXY STATEMENT

Our Board of Directors solicits your proxy on our behalf for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), and at any adjournment, continuation or postponement of the Annual Meeting, for the purposes set forth in this proxy statement for the Annual Meeting (the “Proxy Statement”) and the accompanying Notice of 2020 Annual Meeting of Stockholders (the “Notice”).

In this Proxy Statement, the terms “Ceridian,” “the Company,” “we,” “us” and “our” refer to Ceridian HCM Holding Inc. and its subsidiaries. The mailing address of our principal executive offices is Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Time and Date	9:00 a.m., Central Daylight Time, Tuesday, April 28, 2020
Place	200 South Sixth Street, Suite #4000, Minneapolis, Minnesota 55402
Record Date	March 2, 2020 (“Record Date”)
Entitled to Vote

Holders of record of shares of our common stock, $0.01 par value (“Common Stock”), and the holder of the share of special voting preferred stock, par value $0.01 per share (the “Special Voting Share” and together with the Common Stock, the “Voting Stock”), at the close of business on the Record Date, will be entitled to notice of and to vote at the Annual Meeting.

Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting. In addition, the holder of the Special Voting Share is entitled to vote on all matters on which a holder of our Common Stock is entitled to vote and is entitled to cast a number of votes equal to the number of shares of Common Stock issuable upon exchange of the exchangeable shares of Ceridian AcquisitionCo ULC (the “Exchangeable Shares”) then outstanding.

Shares Outstanding

As of the Record Date, 142,667,267 shares of Common Stock were outstanding and the Special Voting Share represents an additional 2,171,157 shares of Common Stock issuable upon the exchange of the Exchangeable Shares, for a total of 144,838,424 votes represented by the outstanding shares of Voting Stock.

Proxy Materials

On or about March 19, 2020, we mailed or made available to our stockholders the proxy materials, including our Proxy Statement, the 2019 Annual Report, and form of proxy or the Notice of Internet Availability.

How to Vote

There are four ways a stockholder of record can vote:

(1)  By internet at www.proxypush.com/CDAY 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);

(2)  By toll-free telephone at 855-668-4180 (have your proxy card in hand when you call);

(3)  By completing and mailing your proxy card; or

(4)  By written ballot at the Annual Meeting.

In order to be counted, proxies submitted by telephone, internet or U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank, broker or other nominee, please follow the bank’s, broker’s or other nominee’s instructions.

1	2020 PROXY STATEMENT

If you hold Exchangeable Shares, you are entitled to direct, via one of the voting methods described above, the trustee who holds the Special Voting Share (the “Trustee”) to cast the number of votes equal to the number of shares of Common Stock issuable upon the exchange of the Exchangeable Shares you held on the Record Date. The Trustee will vote pursuant to your voting instructions, which must be received prior to 5:00pm (Central Daylight Time) on April 23, 2020. Holders of Exchangeable Shares will receive a separate notice containing further details regarding voting instructions.

Admission

Admission to the Annual Meeting is restricted to stockholders as of the close of business on the Record Date, valid proxy holders of such stockholders, and/or their designated representatives. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification, such as a valid driver’s license. If you are a stockholder of record, your ownership as of the Record Date will be verified through the records held by the Company’s transfer agent. If you are not a stockholder of record but hold shares through a bank, broker or other nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

Quorum

A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present at the Annual Meeting or represented by proxy to constitute a quorum. For purposes of determining whether a quorum is present, “all issued and outstanding stock entitled to vote” will include the number of shares of Common Stock issuable upon the exchange of the Exchangeable Shares.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by submitting an instrument in writing revoking the proxy, by submitting another duly executed proxy bearing a later date to our Corporate Secretary before the vote is counted, or by voting again using the telephone or internet before the start of the Annual Meeting (your latest telephone or internet proxy is the one that will be counted). If you hold shares through a bank, broker or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of Common Stock outstanding on the Record Date is entitled to one vote on any proposal presented to stockholders at the Annual Meeting, and the holder of the Special Voting Share on the Record Date is entitled to vote on all matters that a holder of our Common Stock is entitled to vote on and is entitled to cast a number of votes equal to the number of shares of Common Stock issuable upon exchange of the Exchangeable Shares then outstanding. As of the Record Date, 142,667,267 shares of Common Stock were outstanding and the Special Voting Share represents an additional 2,171,157 shares of Common Stock issuable upon exchange of the Exchangeable Shares, for a total of 144,838,424 votes represented by the outstanding shares of Voting Stock.

For Proposal One, the election of directors requires the approval of a plurality of votes cast. This means that the two nominees receiving the most “FOR” votes from the holders of the votes represented by the Voting Stock present at the Annual Meeting (either in person or by proxy) and voting on the matter will be elected. Only votes “FOR” will affect the outcome. There is no cumulative voting for the election of directors. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. Votes “Withheld” and broker non-votes will have no effect on the outcome of the election of directors.

For Proposal Two, regarding the frequency of future advisory votes to approve the compensation of our NEOs, the frequency receiving the greatest number of votes – one year, two years, or three years – from the holders of the votes represented by the Voting Stock present at the Annual Meeting (either in person or by proxy) and voting on the matter will be the frequency approved by our stockholders. Votes may be cast in favor of “One Year”, “Two Years” or “Three Years” or you may “Abstain.” If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction.

2	2020 PROXY STATEMENT

For Proposal Three, regarding the advisory vote on the compensation of our NEOs, the proposal must receive “FOR” votes from the holders of a majority of the votes represented by the Voting Stock present at the Annual Meeting (in person or by proxy) and voting on the matter. Votes may be cast in favor of or against the proposal or you may “Abstain.” If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. As the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Compensation Committee or the Board. However, because we value our stockholders’ view, the Compensation Committee and Board will carefully consider the results of this advisory vote when formulating future executive compensation philosophy, policies and practices.

For Proposal Four, ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, the proposal must receive “FOR” votes from the holders of at least a majority of the votes represented by the Voting Stock present at the Annual Meeting (in person or by proxy) and voting on the matter. Votes may be cast in favor of or against the proposal or you may “Abstain.” Your broker or other nominee will have the discretion to vote your shares on this proposal without your instruction.

Broker Non-Votes

A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary authority to vote with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. If a broker, bank, custodian, nominee or other record holder of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then the votes represented by those shares will be treated as broker non-votes with respect to that proposal. In this regard, the election of directors (Proposal One), Say on Frequency (Proposal Two), and Say on Pay (Proposal Three) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect broker non-votes on Proposal One, Proposal Two and Proposal Three. Proposal Four is a routine matter, so we do not expect any broker non-votes on this proposal.

If you do not instruct your broker how to vote with respect to Proposal One, Proposal Two, or Proposal Three, your broker may not vote with respect to those proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on all proposals.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not indicate how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of directors (Proposal One), “ONE YEAR” on the Say on Frequency vote (Proposal Two), “FOR” the Say on Pay vote (Proposal Three), and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal Four). The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. We have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final voting results by filing a Current Report on Form 8-K with the Securities Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

3	2020 PROXY STATEMENT

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. Ceridian and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or Ceridian that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold Common Stock directly. Any such requests to us in writing should be addressed to: Ceridian HCM Holding Inc., c/o Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

4	2020 PROXY STATEMENT

PROPOSAL ONE Election of Directors

Our third amended and restated certificate of incorporation provides that our Board is divided into three classes, with one class being elected at each annual meeting of stockholders. Each director serves a three-year term, with termination staggered according to class. The Class II directors, whose terms will expire at the 2020 Annual Meeting of Stockholders, are Ms. Farrington and Mr. Hagerty. The Board has nominated each of Ms. Farrington and Mr. Hagerty for re-election as Class II directors of the Board.

The following table sets forth summary information regarding each director nominee and continuing director as of the Record Date. Additional information regarding the six continuing directors is available in the Corporate Governance section, beginning on page 8 of the Proxy Statement.

Name/Age	Class	Principal Occupation	Company Director Since	Independent	Other public company boards	Committee Memberships
						Audit	Compensation	Corporate Governance and Nominating
Nominees:
Deborah A. Farrington Age: 69	II	President, StarVest Management, Inc.	2019	✓	2
Thomas M. Hagerty Age: 57	II	Managing Director, Thomas H. Lee Partners, L.P.	2013		3
Continuing Directors:
Brent B. Bickett Age: 55	I	President, Cannae Holdings, Inc.	2013	✓	0
Ronald F. Clarke Age: 64	I	Chief Executive Officer, FleetCor Technologies, Inc.	2018	✓	1
Ganesh B. Rao Age: 43	I	Managing Director, Thomas H. Lee Partners, L.P.	2013		2
David D. Ossip Age: 53	III	Chief Executive Officer, Ceridian	2015		0
Andrea S. Rosen Age: 65	III	Independent Director	2018	✓	3
Gerald C. Throop Age: 62	III	Independent Director	2018	✓	0

Chair

Member

Audit Committee Financial Expert

Board Selection Criteria

The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, each Class II nominee for election to the Board after considering the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which Ceridian does business and in Ceridian’s industry or other industries relevant to Ceridian’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to Ceridian’s needs; and

•

Diversity of viewpoints, background, experience, and other demographics. In considering the diversity of a potential nominee, the Board will consider all aspects of diversity in order to enable the Board to perform its duties and responsibilities effectively.

5	2020 PROXY STATEMENT

In addition to each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that such person should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Stockholder Recommendations

The Board will consider all submitted stockholder recommendations for Board nominees in making its nominations. Stockholders may submit recommendations for director candidates to the Corporate Governance and Nominating Committee by sending the individual’s name and qualifications to Ceridian HCM Holding Inc., c/o Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. The Corporate Secretary will forward all stockholder recommendations to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Voting Agreement

In its nomination process, the Board has also considered the requirements of the voting agreement (the “Voting Agreement”) by and among Ceridian and Cannae. The Voting Agreement has terminated with respect to THL as it is no longer entitled to designate a director to the Board. Our third amended and restated certificate of incorporation provides that our Board will consist of between one and 14 directors. Pursuant to the Voting Agreement, the authorized number of directors is currently set at nine directors, and Cannae can set the number of directors. During the term of the Voting Agreement, Cannae has certain governance rights, including the right to determine the total number of directors. Our Board currently has one vacancy in Class II and consists of eight members: Brent B. Bickett, Ronald F. Clarke, Deborah A. Farrington, Thomas M. Hagerty, David D. Ossip, Ganesh B. Rao, Andrea S. Rosen, and Gerald C. Throop.

As of the Record Date, Cannae holds 13.7% of the outstanding voting power of Ceridian. As a result, and pursuant to the terms of the Voting Agreement, Cannae can designate one director. Cannae has designated Mr. Bickett to our Board. The Voting Agreement will terminate in its entirety when Cannae is no longer entitled to designate a director to the Board.

Director Nominees

Our Board has nominated Deborah A. Farrington and Thomas M. Hagerty for election as Class II directors to hold office until the 2023 Annual Meeting or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each of the nominees. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

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Information Concerning Nominees for Election for a Three-Year Term Ending at the 2023 Annual Meeting

The biographies of each of the nominees contain information regarding each such person’s service as a director, business experience, public company director positions held currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company.

Deborah A. Farrington Age 69 Director since 2019 Independent Committees • Audit • Corporate Governance and Nominating (Chair)	Background

Ms. Farrington has served as a director since April 2019. Ms. Farrington is a founder and President of StarVest Management, Inc. and since 1999 has been a general partner of StarVest Partners, L.P., a venture capital fund. Ms. Farrington currently serves on the boards of directors of NCR Corporation, a New York Stock Exchange listed company (2017 to present), and Collectors Universe, Inc., a NASDAQ listed company (2003 to present). On the board of directors of NCR, Ms. Farrington has served as a member of the audit committee. On the board of directors of Collectors Universe, Mr. Farrington has served as a member of the audit and governance committees and is the chair of the compensation committee. Ms. Farrington is also a member of the boards of directors of certain StarVest portfolio companies. Ms. Farrington was lead director, chair of the compensation and governance committees, and member of the audit and transaction committees as a member of the board of directors of NetSuite, Inc., a New York Stock Exchange listed company. Earlier in her career, Ms. Farrington was an investment banker and executive with Merrill Lynch & Co.

Qualifications

We believe that Ms. Farrington’s executive leadership and extensive experience on boards of directors, as well as her experience in software and financial services, makes her well-qualified to serve as a director.

Other Current Public Company Boards
Collectors Universe, Inc. NCR Corporation
Thomas M. Hagerty Age 57 Director since 2013 Non-Independent Committees • Compensation	Background

Mr. Hagerty has served as a director of Ceridian HCM Holding Inc. since September 2013, and other Ceridian entities between April 2008 and April 2018. Mr. Hagerty is a managing director of THL, which he joined in 1988. Mr. Hagerty currently serves on the boards of directors of Black Knight, Inc., a New York Stock Exchange listed company (2014 to present), Fidelity National Financial, Inc., a New York Stock Exchange listed company (2005 to present), FleetCor Technologies, Inc., a New York Stock Exchange listed company (2014 to present), ServiceLink Holdings, LLC., a private company, and The Dun and Bradstreet Corporation, a private company. Mr. Hagerty previously served as a director for MoneyGram International, Inc., First Bancorp and Fidelity National Information Services, Inc.

Qualifications

We believe that Mr. Hagerty’s managerial and strategic expertise working with large growth-oriented companies as a managing director of THL and his experience in enhancing value at such companies, along with his expertise in corporate finance, make him well-qualified to serve as a director.

Other Current Public Company Boards
Black Knight, Inc. Fidelity National Financial, Inc. FleetCor Technologies, Inc.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

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CORPORATE GOVERNANCE

In addition to the director nominees described above, six directors will continue to serve on the Board following the Annual Meeting. The biographies of each of the incumbent directors is below, including information regarding each such person’s service as a director, business experience, public company director positions held currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company.

Incumbent Class III Directors – Term Expiring at the 2021 Annual Meeting:

David D. Ossip Age 53 Director since 2015 Non-Independent	Background

Mr. Ossip is our Chair of the Board and Chief Executive Officer, positions he has held since August 2015 and July 2013, respectively. Mr. Ossip joined us following our acquisition of Dayforce Corporation in 2012, where he held the position of chief executive officer. Mr. Ossip is currently a director for Ossip Consulting Inc., OSDAC Corp., and 100 Wingarden Properties Ltd., each a private company.

Qualifications
We believe that Mr. Ossip’s managerial and strategic expertise along with his deep knowledge of our industry make him well-qualified to serve as a director.
Other Current Public Company Boards
None

Andrea S. Rosen Age 65 Director since 2018 Independent Committees • Audit	Background

Ms. Rosen has served as a director since July 2018. In addition, Ms. Rosen currently serves on the boards of directors of Emera Inc., a Toronto Stock Exchange (“TSX”) listed company (2007 to present), Manulife Financial Corporation, a New York Stock Exchange and TSX listed company (2011 to present), and Element Fleet Management Corp., a TSX listed company (2019 to present). Ms. Rosen was vice chair of TD Bank Financial Group and president of TD Canada Trust from 2002 to 2005. Previously, she was executive vice president of TD Commercial Banking and vice chair of TD Securities. Further, she has served as a director of Alberta Investment Management Corporation (2008 to 2017), and Hiscox Ltd., a company listed on the London Stock Exchange (2006 to 2015).

Qualifications
We believe that Ms. Rosen’s experience on boards of directors and her strategic experience in those roles make her well-qualified to serve as a director.
Other Current Public Company Boards
Element Fleet Management Corp. Emera Inc. Manulife Financial Corporation

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Gerald C. Throop Age 62 Director since 2018 Independent Committees • Audit (Chair) • Corporate Governance and Nominating	Background

Mr. Throop has served as a director since April 2018 and lead independent director since November 2019. In addition, Mr. Throop currently serves as a director of Nasdaq Canada Inc., a wholly-owned subsidiary of The Nasdaq Stock Market Inc. Since 2011, Mr. Throop has worked independently as a private equity investor, director, and advisor to early stage companies. Prior to 2011, he spent 17 years in executive leadership positions in the securities and banking industry, including the position of executive vice president, managing director, and head of equities for both National Bank of Canada and Merrill Lynch Canada. Mr. Throop has served as either a member of the board of directors or the chief financial officer of several companies that were Toronto Stock Exchange listed at the time of his service, including Workbrain Corporation, Toronto Stock Exchange, Call-Net Enterprises/Sprint Canada Inc., and Tie Telecommunications Canada Limited. Mr. Throop is a Chartered Public Accountant.

Qualifications
We believe that Mr. Throop’s financial, managerial, and investment experience make him well-qualified to serve as a director.
Other Current Public Company Boards
None

Incumbent Class I Directors – Term Expiring at the 2022 Annual Meeting:

Brent B. Bickett Age 55 Director since 2013 Independent Committees • Compensation (Chair) • Corporate Governance and Nominating	Background

Mr. Bickett has served as a director of Ceridian HCM Holding Inc. since December 2013, and other Ceridian entities between May 2007 and April 2018. Mr. Bickett is currently the president of Cannae Holdings, Inc., a New York Stock Exchange listed company, a position he has held since April 2017. Mr. Bickett previously held the position of executive vice president of corporate strategy at Fidelity National Financial, Inc., from January 1999 to November 2019. Mr. Bickett currently serves as a director of Colt Holdings, LLC and Triple Tree Holdings, LLC, each a private company. Mr. Bickett previously served as a director for Digital Insurance, Inc., J. Alexander’s Holdings, Inc., Old Remco Holdings, LLC, Remy International, Inc., and American Blue Ribbon Holdings, LLC.

Qualifications
We believe that Mr. Bickett’s extensive investment, management, transaction, and corporate strategy expertise make him well-qualified to serve as a director.
Other Current Public Company Boards
None

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Ronald F. Clarke Age 64 Director since 2018 Independent Committees • Compensation

Background

Mr. Clarke has served as a director since July 2018. Mr. Clarke has been the chief executive officer of FleetCor Technologies, Inc., a New York Stock Exchange listed company, since August 2000 and has served as chairman of its board of directors since March 2003. From 1999 to 2000, Mr. Clarke served as president and chief operating officer of AHL Services, Inc., a staffing firm. From 1990 to 1998, Mr. Clarke served as chief marketing officer and later as a division president with Automatic Data Processing, Inc., a computer services company. From 1987 to 1990, Mr. Clarke was a principal with Booz Allen Hamilton, a global management consulting firm. Earlier in his career, Mr. Clarke was a marketing manager for General Electric Company, a diversified technology, media, and financial services corporation.

Qualifications We believe that Mr. Clarke’s management and leadership experience make him well-qualified to serve as a director.
Other Current Public Company Boards FleetCor Technologies, Inc.

Ganesh B. Rao Age 43 Director since 2013 Non-Independent	Background

Mr. Rao has served as a director of Ceridian HCM Holding Inc. since September 2013, and other Ceridian entities between May 2013 and April 2018. Mr. Rao is a managing director of THL, which he joined in 2000. Prior to joining THL, Mr. Rao worked at Morgan Stanley & Co. Incorporated in the mergers & acquisitions department. Mr. Rao currently serves on the boards of directors of Black Knight, Inc., a New York Stock Exchange listed company (2014 to present), and MoneyGram International, Inc., a NASDAQ listed company (2008 to present). Mr. Rao also serves on the following private company boards: The Dun and Bradstreet Corporation; Ten-X Commercial; Auction.com, Inc.; ServiceLink Holdings, LLC; and Hightower Advisors, LLC. Mr. Rao formerly served as a director for Prime Risk Partners Inc., Nielsen Holdings N.V. and LifeWorks Corporation.

Qualifications

We believe that Mr. Rao’s managerial and strategic expertise working with large growth-oriented companies as a managing director of THL and his experience enhancing value at such companies make him well-qualified to serve as a director.

Other Current Public Company Boards
Black Knight, Inc. MoneyGram International, Inc.

Board’s Role in Risk Oversight

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the Board committees, below, and in the charters of each of the Board committees. Our full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, including cyber risk, their potential impact on us and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chair of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Director Independence

We have a majority of independent directors serving on our Board and the Compensation Committee of the Board. Further, the Audit Committee and the Corporate Governance and Nominating Committee are each comprised solely of independent directors. Our Board has affirmatively determined that Messrs. Bickett, Clarke, and Throop, and Mses. Farrington and Rosen are independent directors under the applicable rules of the New York Stock Exchange (“NYSE”). In assessing the independence of Messrs. Bickett, Hagerty, and Rao, the Board considered their relationships with THL and Cannae, as well as their interests, as applicable, in any related party transactions described below under “Certain Relationships and Related Party Transactions”.

10	2020 PROXY STATEMENT

Effective August 1, 2019, we no longer qualify as a “Controlled Company” under the rules of the NYSE. As a result, we are subject to certain “phase in” provisions, including the requirement to establish fully independent committees within one year of the loss of our “Controlled Company” status. We will establish fully independent committees prior to the one-year anniversary of the loss of our “Controlled Company” status.

Board Leadership Structure

Under our Board’s current leadership structure, we have an executive Chair and an independent Lead Director.

Mr. Ossip, our Chief Executive Officer, serves as Chair of our Board. He presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the chair of a board of directors. Our Board believes that the current Board leadership structure, which includes a Lead Director, provides effective independent oversight of management while allowing our Board and management to benefit from Mr. Ossip’s leadership and years of managerial and strategic experience. Our Board believes Mr. Ossip is best positioned to identify strategic priorities, lead critical discussions and execute our strategy and business plans, and that he possesses detailed in-depth knowledge of the issues, opportunities and challenges facing Ceridian. Our Board believes that Mr. Ossip’s combined role enables strong leadership, creates clear accountability, facilitates information flow between management and our Board and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders.

Mr. Throop is our independent, Lead Director. He is empowered with, and exercises, robust, well-defined duties as set forth in our Corporate Governance Guidelines, a copy of which is available on our website located at www.ceridian.com. The duties are to:

•	preside at meetings of the Board in the absence of, or upon the request of, the Chair;

•	call and preside over all executive sessions of non-employee directors and independent directors and report to the Board, as appropriate, concerning such executive sessions;

•	review Board meeting agendas and schedules in collaboration with the Chair and recommend matters for the Board to consider and information to be provided to the Board;

•	serve as a liaison and supplemental channel of communication between non-employee/independent directors and the Chair without inhibiting direct communications between the Chair and other directors;

•	serve as the principal liaison for consultation and communication between the non-employee/independent directors and stockholders;

•	advise the Chair concerning the retention of advisors and consultants who report directly to the Board; and

•	be available to major stockholders for consultation and direct communication.

Meetings of the Board of Directors and Stockholders

Our Board held five meetings in fiscal year 2019. Each incumbent director attended at least 75% of all meetings of the Board and the committees on which they served that were held during fiscal year 2019 (and to the extent that such meetings were held during the time that each director served on our Board). All directors are encouraged to attend our annual meeting of stockholders. All current directors attended last year’s annual meeting of stockholders except for Ms. Rosen. Ms. Rosen was unable to attend the meeting in person due to attending the annual meeting of another publicly held company in Canada.

Committees of the Board of Directors

Our Board has established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee operates under a charter that has been approved by our Board and has the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each committee is available on our website at www.ceridian.com.

11	2020 PROXY STATEMENT

AUDIT COMMITTEE

Meetings held in 2019: Eight

The primary purposes of our Audit Committee are to assist the Board’s oversight of, among other things:

•	audits of our financial statements;

•	the integrity of our financial statements;

•	our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence, and performance of our independent auditor; and

•	the performance of our internal audit function.

The Audit Committee is currently composed of Mses. Farrington and Rosen and Mr. Throop. Mr. Throop serves as chair of the Audit Committee, and each of Mses. Farrington and Rosen, and Mr. Throop qualify as an “audit committee financial expert” as such term has been defined by SEC in Item 407(d) of Regulation S-K. Our Board has affirmatively determined that each of Mses. Farrington and Rosen, and Mr. Throop qualify as audit committee financial experts and meet the definition of an “independent director” for the purposes of serving on the Audit Committee under applicable NYSE rules and Rule 10A-3 under the Exchange Act. The Audit Committee is governed by a charter that complies with the rules of the NYSE.

COMPENSATION COMMITTEE

Meetings held in 2019: Seven

The primary purposes of our Compensation Committee are to assist the Board in overseeing our management compensation policies and practices, including, among other things:

•	determining and approving the compensation of our executive officers;

•	reviewing and approving incentive compensation awards to executive officers; and

•	making recommendations to the Board with respect to all equity-based compensation plans.

Our Compensation Committee is composed of Messrs. Bickett, Clarke and Hagerty. Mr. Bickett serves as chair of the Compensation Committee. Our “Controlled Company” status expired on August 1, 2019. As a result, in accordance with the NYSE and the SEC rules, we intend for all members of the Compensation Committee to meet the required independence standards by August 1, 2020. The Compensation Committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been one of our executive officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Meetings held in 2019: Three

The primary purposes of our Corporate Governance and Nominating Committee are to, among other things:

•	subject to the director designation rights of Cannae under the Voting Agreement, make recommendations to the Board regarding nomination of individuals as members of the Board and its committees;

•	assist the Board with identifying individuals qualified to become Board members; and

•	determine corporate governance practices and related matters.

Our Corporate Governance and Nominating Committee is comprised of Messrs. Bickett and Throop, and Ms. Farrington. Ms. Farrington serves as chair of the Corporate Governance and Nominating Committee. Our Board has affirmatively determined that each of Messrs. Bickett and Throop, and Ms. Farrington meet the definition of an “independent director” for purposes of serving on the Corporate Governance and Nominating Committee under applicable NYSE rules. The Corporate Governance and Nominating Committee is governed by a charter that complies with the rules of the NYSE.

12	2020 PROXY STATEMENT

Code of Conduct

We have a Code of Conduct that applies to our employees, officers and directors. A copy of the Code of Conduct is available on our website located at www.ceridian.com. Any amendments to or waivers from our Code of Conduct granted to directors or executive officers will be disclosed on our website promptly following the date of such amendment or waiver.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE and the Toronto Stock Exchange (“TSX”), which serve as a flexible framework within which our Board and its committees operate. These guidelines cover several areas, including Board composition, roles of the Chair and Lead Director, director nominations and Board membership criteria, Board meetings and executive sessions, Board committees, management succession, Board compensation, expectations of directors, Board performance evaluations, and access to management and outside advisors. A copy of our Corporate Governance Guidelines is posted on our website at www.ceridian.com.

Director Evaluations

Our Board and Board committees conduct annual self-assessments of the effectiveness of the Board, Board committees and our directors. The evaluation process was developed and administered under the direction of the Corporate Governance and Nominating Committee. The assessment is conducted through a questionnaire process, which is designed to elicit feedback with respect to areas such as Board and committee composition, governance, communication, culture, mission statement, risk and strategy. Responses are discussed with each of the Board committees and the full Board. Recommendations are discussed with the Board and within the appropriate Board committees, and then considered and implemented as appropriate.

Indemnification of Directors and Officers

Our third amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).

We have entered into indemnification agreements with each of our directors. These indemnification agreements provide the directors with contractual rights to indemnification and expense advancement and reimbursement to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board through an established process for stockholder communications. Stockholders and other interested parties may send communications to our Board through our Corporate Secretary at stockholders@ceridian.com or via U.S. mail: Ceridian HCM Holding Inc., c/o Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, Attn: Board of Directors. Stockholders may indicate that their communications are intended for the full Board or any subset of directors, including only the Chair of the Board, only the Lead Director, or only the non-management directors. The Corporate Secretary will review all such incoming communications and forward any stockholder communication to the appropriate member(s) of the Board or Board committees. The Corporate Secretary will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Corporate Secretary determines to be primarily commercial in nature, product complaints or inquiries, or materials that are patently offensive or otherwise inappropriate.

Stockholder Engagement

In 2019, we engaged with the corporate governance teams at our largest stockholders to better understand their desired priorities for Ceridian going forward. THL and Cannae, who collectively held approximately 29% ownership of our outstanding Common Stock as of December 31, 2019, hold seats on our Board. Further, since last year’s annual meeting, we sought engagement with the top non-THL and Cannae stockholders of Ceridian that collectively beneficially owned approximately 65% of our outstanding Common Stock (excluding THL and Cannae ownership) as of December 31, 2019. We met telephonically with the corporate governance teams at six of those stockholders, representing approximately 47% of our Common Stock (excluding THL and Cannae ownership) as of December 31, 2019. Collectively, total engagement with all our stockholders (including THL and Cannae) constituted approximately 76% of our shares outstanding as of December 31, 2019.

13	2020 PROXY STATEMENT

The main themes of our stockholders’ feedback were:

•	An interest in continued evaluation and recruitment of talent to add to our Board that reflects the evolution of Ceridian’s stockholder base;

•	A desire to continue to link executive pay to our performance; and

•	A recommendation that as Ceridian considers formalizing an Environmental Social Governance (“ESG”) program, that such a program fits Ceridian’s business and drives stockholder value.

In response to that feedback, we will continue to evaluate the marketplace of director talent as we consider additions to our Board. Further, as described more thoroughly in the Executive Compensation section beginning on page 20 of the Proxy Statement, we believe we do effectively link executive compensation to our performance, but our Compensation Committee together with its independent compensation consultants at Willis Towers Watson will continue to make this a priority in 2020. In response to ESG feedback, while we believe as a human capital management company that is driven by “giving where we’re living” we do put ESG at the forefront of our business model, we are planning to take steps beginning in 2020 to develop a formalized internal program that will drive towards more disclosure on what we do in the ESG space in the coming years.

No-Hedging and No-Pledging Policy

Our Insider Trading and Tipping Policy generally prohibits the hedging or pledging of Ceridian stock by directors or executive officers of Ceridian.

As previously reported, Cannae Holdings, Inc., a stockholder of Ceridian, announced that one of its subsidiaries pledged 25 million shares of Ceridian stock on November 7, 2018 to secure a margin loan (the “Pledge”). Because the Pledge was made by Cannae as a stockholder and not by an employee or director of Ceridian, the Pledge did not violate the prohibition on the pledging of our Common Stock by our employees or directors contained in our Insider Trading and Tipping Policy. Further, on February 21, 2020, the margin loan was terminated. As a result, no Common Stock owned by Cannae Holdings, Inc. remains subject to the Pledge.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines (the “Stock Ownership Guidelines”) to encourage equity ownership by our executive officers and directors in order to reinforce the link between their financial interests and those of our stockholders.

We set the Stock Ownership Guidelines for our independent directors not designated or employed by Cannae Holdings, Inc. or THL based on a multiple of their annual cash retainer on the first day of the fiscal year. Stock ownership (as defined under the Stock Ownership Guidelines) consists of Ceridian stock beneficially owned by the director. Under our Stock Ownership Guidelines, each of the independent directors not designated or employed by Cannae Holdings, Inc. or THL are expected to own an amount of our stock equal in value to five times their annual cash retainer. The first measurement date for share ownership will be December 31, 2020. The following table reflects the stock owned as of the Record Date and the restricted stock units held as of the Record Date and expected to vest by the December 31, 2020 measurement date (the “Projected Stock Ownership”) against the stock ownership guidelines for each of the independent directors not designated or employed by Cannae Holdings, Inc. or THL.

Covered Directors	Guideline Multiple	Annual Cash Retainer ($)	Stock Ownership Guideline Requirement ($)	Projected Stock Ownership (#)		Total Value of Projected Stock Ownership ($)(1)	Projected % of Guidelines Achieved (%)
Ronald F. Clarke	5x	$50,000	$250,000	7,777	(2)	$577,131.17	230.85%
Deborah A. Farrington	5x	$50,000	$250,000	2,991	(3)	$221,962.11	88.78%
Andrea S. Rosen	5x	$50,000	$250,000	5,731	(4)	$425,297.51	170.12%
Gerald C. Throop	5x	$50,000	$250,000	41,212	(5)	$3,058,342.52	1223.34%

(1)	For purposes of this disclosure, we have valued the projected stock ownership based on the value of our common stock as of the close of trading on the Record Date ($74.21 per share).
(2)

Consists of (i) 1,894 shares of Common Stock; (ii) 3,988 shares of Common Stock that are issuable pursuant to restricted stock units that vest on May 15, 2020; and (iii) 1,895 shares issuable pursuant to restricted stock units that vest on August 10, 2020.

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(3)	Consists of 2,991 shares of Common Stock that are issuable pursuant to restricted stock units that vest on May 15, 2020.
(4)

Consists of (i) 845 shares of Common Stock; (ii) 2,991 shares of Common Stock that are issuable pursuant to restricted stock units that vest on May 15, 2020; and (iii) 1,895 shares of Common Stock that are issuable pursuant to restricted stock units that vest on August 10, 2020.

(5)

Consists of (i) 8,736 shares of Common Stock; (ii) 2,651 shares of Common Stock that are issuable pursuant to restricted stock units that are currently vested; (iii) 23,185 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares; (iv) 3,988 shares of Common Stock issuable pursuant to restricted stock units that vest on May 15, 2020; and (v) 2,652 shares of Common Stock issuable pursuant to restricted stock units that vest on April 25, 2020.

Discussion of the Stock Ownership Guidelines as they apply to NEOs who are our executive officers as of the record date is contained in the CD&A at page 27 of the Proxy Statement.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries and our directors, executive officers or holders of more than 5% of our voting securities.

Registration Rights Agreement

On April 30, 2018, in connection with our initial public offering, we entered into a registration rights agreement with THL, Cannae, David D. Ossip, Alon Ossip, the brother of David D. Ossip, and entities controlled by each of David D. Ossip and Alon Ossip in respect of the shares of Common Stock and Exchangeable Shares held by such holder immediately following the initial public offering. This agreement provides these holders (and their permitted transferees) with the right to require us, at our expense, to register shares of our Common Stock that they hold. The agreement also provides that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act of 1933, as amended.

Voting Agreement

On April 30, 2018, in connection with our initial public offering, we entered into a Voting Agreement with THL and Cannae, pursuant to which we are required to take all necessary action to cause the Board to include individuals designated by THL and Cannae. These designation rights are described in this Proxy Statement in the section titled “Proposal One – Election of Directors – Voting Agreement”.

Service and Vendor Related Agreements

We are a party to a service agreement with CompuCom Systems, Inc. (“CompuCom”), an investment portfolio company of THL. Pursuant to this service agreement, CompuCom agrees to provide us with service desk and desk side support services. Pursuant to this arrangement, we made payments to CompuCom totaling $1.7 million for the year ended December 31, 2019.

Other Transactions

We provide services to FleetCor Technologies, Inc. or one of its wholly owned affiliates through certain commercial arrangements entered into in the ordinary course of business, which include provision of Dayforce HCM services and other administrative services. For these services, we have recorded revenue of $0.8 million for the year ended December 31, 2019. Ronald F. Clarke is a current director, and the chief executive officer and the chairman of the board of FleetCor Technologies, Inc.

We provide Dayforce and related services to The Stronach Group, for which we recorded revenue of $0.2 million for the year ended December 31, 2019. Alon Ossip, the brother of David D. Ossip, was the chief executive officer, and is currently a minority shareholder, of The Stronach Group.

We provide payroll-related tax filing services to Fidelity National Financial, Inc. (“FNF”), which spun off Cannae Holdings, Inc., the indirect parent company of Cannae, for which we recorded revenue of $0.4 million for the year ended December 31, 2019. We provide Dayforce and related services to Cannae Holdings, Inc. and related entities, for which we recorded revenue of $0.2 million for the year ended December 31, 2019.

We provide Dayforce and related services to certain investment portfolio companies of THL and Cannae. We recorded revenue of $1.6 million from American Blue Ribbon Holdings, LLC; $0.8 million from Guaranteed Rate, Inc.; $0.5 million from Essex Technology Group, LLC o/a Essex Bargain Hunt Superstores; $0.4 million from Ten-X, LLC; $0.3 million from Phillips Feed Services; $0.2 million from Hightower Holding, LLC; and $0.2 million from Black Knight Sports and Entertainment, LLC for the year ended December 31, 2019.

Policies for Approval of Related Person Transactions

Our Board has adopted a Code of Conduct that contains a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees, or executive officers, (ii) any 5% record or beneficial owner of our Common Stock, or (iii) any immediate family member of any person specified in (i) and (ii) above. The Audit Committee reviews all related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approves such transactions in advance of such transaction being given effect or ratified.

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DIRECTOR COMPENSATION

In 2019, we paid our independent directors not employed by Ceridian, THL or Cannae total annual compensation in the amount of $200,000. Annual compensation is comprised of restricted stock units valued at $150,000 and $50,000 in cash, which the director may elect to be paid in whole or in part in the form of additional restricted stock units. The chair of the Audit Committee receives an additional annual cash fee of $20,000, the chair of the Compensation Committee receives an additional annual cash fee of $12,500, the chair of the Corporate Governance and Nominating Committee receives an additional annual cash fee of $7,500, and the Lead Director receives an additional annual cash fee of $30,000. Any cash fees are paid in quarterly installments. Directors who are employees of THL or Cannae (i.e., Messrs. Bickett, Hagerty, and Rao) did not receive any compensation from Ceridian for Board or Board committee service.

All of our non-employee directors may be reimbursed for approved director education courses and out-of-pocket travel expenses incurred in connection with attendance at Board and Board committee meetings and other Board-related activities.

The following table presents the total compensation for each person who served as a member of our Board during 2019, other than Mr. Ossip. Mr. Ossip received no additional compensation for his service as a member of our Board during 2019.

Director Compensation for Fiscal Year 2019

Name	Compensation Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(1)(2)	Total ($)(3)
Brent B. Bickett*	—	—	—
Ronald F. Clarke	—	$200,000	$200,000
Deborah A. Farrington	$38,419	$150,000	$188,419
William P. Foley, II*#	—	—	—
Thomas M. Hagerty*	—	—	—
Ganesh B. Rao*	—	—	—
Andrea S. Rosen	$33,380	$150,000	$183,380
Gerald C. Throop	$33,306	$200,000	$233,306

*	Denotes employee of THL or Cannae

#	Mr. Foley resigned as a Cannae designated director on August 1, 2019

(1)

Mr. Clarke and Ms. Rosen have served as directors since July 2018, Ms. Farrington has served as a director since April 2019, and Mr. Throop has served as a director since April 2018. Effective May 1, 2019, Mr. Clarke elected to receive all $200,000 of his 2019 annual compensation in the form of restricted stock units, for a total of 3,988 restricted stock units.

Effective April 9, 2019, Ms. Farrington elected to receive $150,000 of her 2019 annual compensation in the form of restricted stock units, for a total of 2,991 restricted stock units, and the remaining $50,000 of her 2019 annual compensation in cash. In 2019, Ms. Farrington earned $36,401, representing a pro rata portion of the $50,000 elected cash portion of her 2019 annual compensation based on the effective date of her election as a director. Further, effective September 24, 2019, Ms. Farrington began serving as the Chair of the Corporate Governance and Nominating Committee and earned $2,018 in 2019 representing a pro rata portion of the $7,500 annual Corporate Governance and Nominating Committee Chair cash fee.

Effective May 1, 2019, Ms. Rosen elected to receive $150,000 of her 2019 annual compensation in the form of restricted stock units, for a total of 2,991 restricted stock units, and the remaining $50,000 of her 2019 annual compensation in cash. In 2019, Ms. Rosen earned $33,380 representing a pro rata portion of the $50,000 elected cash portion of her 2019 annual compensation.

Effective May 1, 2019, Mr. Throop elected to receive all $200,000 of his 2019 annual compensation in the form of restricted stock units, for a total of 3,988 restricted stock units. In 2019, Mr. Throop was paid $8,333 against the prior year $25,000 annual compensation through April 30, 2019 and earned $20,000 representing the annual chair cash fee for serving as Chair of the Audit Committee. Further, effective November 1, 2019, Mr. Throop began serving as Lead Director and earned $4,973, representing a pro rata portion of the $30,000 annual Lead Director cash fee.

(2)

Represents the aggregate grant date fair value of the restricted stock unit awards granted in 2019, computed in accordance with Financial Accounting Standards Board Account Standards Codification (“FASB ASC”) Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2019 Annual Report.

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(3)

As of December 31, 2019, (a) Mr. Clarke holds 3,988 restricted stock units that vest on May 15, 2020 and 3,790 restricted stock units that vest in two annual installments beginning on August 10, 2020; (b) Ms. Farrington holds 2,991 restricted stock units that vest on May 15, 2020; (c) Ms. Rosen holds 2,991 restricted stock units that vest on May 15, 2020 and 3,790 restricted stock units that vest in two annual installments beginning on August 10, 2020; and (d) Mr. Throop holds 2,651 vested and issuable restricted stock units, 3,988 restricted stock units that vest on May 15, 2020, 5,304 restricted stock units that vest in two annual installments beginning on April 25, 2020, and 23,185 Exchangeable Shares. None of Messrs. Bickett, Hagerty, or Rao holds any restricted stock units or Exchangeable Shares.

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PROPOSAL TWO Advisory Vote on the Frequency of Future Advisory Votes on Ceridian’s Named Executive Officers’ Compensation

We are asking stockholders to vote, on an advisory and non-binding basis, on the frequency of future advisory votes on the compensation of our NEOs, commonly referred to as a “Say on Pay” vote. The choices available on the proxy card, in accordance with SEC rules, are every one year, every two years or every three years. You may also abstain from voting on this Proposal Two. This Proposal Two is advisory and non-binding on our Board. However, the Board and the Compensation Committee will review and consider the results of the vote when determining the frequency of the “Say on Pay” vote, pursuant to the following resolution:

RESOLVED, that the shareholders of the Company indicate, by their vote on this resolution, whether the vote on the compensation of the Company’s named executive officers, pursuant to Rule 14a-21(b) of the Exchange Act, should take place every one year, every two years or every three years.

After careful consideration of the frequency alternatives, our Board and the Compensation Committee believe that conducting an annual “Say on Pay” vote is appropriate for Ceridian and our stockholders at this time. Our Board has determined that an annual “Say on Pay” vote will allow our stockholders to provide timely input on our executive compensation philosophy, policies and practices as disclosed in our future proxy statements.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON OUR NEO COMPENSATION.

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EXECUTIVE COMPENSATION

We are seeking a non-binding, advisory vote to approve our executive compensation for 2019. Because of our new status as a Large Accelerated Filer, we are no longer an Emerging Growth Company and are required to conduct a non-binding “Say on Pay” vote at our Annual Meeting. As the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Compensation Committee or the Board. However, because we value our stockholders’ view, the Compensation Committee and Board will carefully consider the results of this advisory vote when formulating future executive compensation philosophy, policies and practices.

Our Board believes that our current executive compensation program appropriately links compensation realized by our executive officers to our performance and properly aligns the interests of our executive officers with those of our stockholders. The details of the compensation for 2019, and the reasons we awarded it, are described in the “Compensation Discussion and Analysis” section starting below.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

In April 2018, Ceridian, led by David D. Ossip, our Chair and Chief Executive Officer, completed our initial public offering (“IPO”) and the listing of our Common Stock on the NYSE and TSX. Our IPO was one of the most successful performing IPOs of 2018, and that positive momentum has continued into 2019. In fiscal year 2019, we met several significant milestones while continuing to lay the foundation for long-term value creation. Specifically, we have five strategic growth levers that drive long-term perspectives, near-term decision-making and stockholder alignment:

Strategic Growth Levers
Continue growth in existing markets	Expand Dayforce horizontally and vertically	Expand into Enterprise segment	Expand globally	Address gig economy’s needs

Achievement Against Growth Levers in 2019

»	Grew Dayforce revenue by 30% and Dayforce recurring revenue by 32%
»	Increased Dayforce revenue per customer by 11.5%, which was $131,171 for the trailing twelve months ended December 31, 2019, on a constant currency basis
»	Launched Dayforce native payroll in Australia and Ireland during 2019. Global sales, primarily in the UK and Australia, grew by more than 150% compared to 2018
»	Acquired RITEQ, a provider of enterprise workforce management solutions, which expanded our operations in Australia, New Zealand and the United Kingdom
»	Successful Dayforce product launches in 2019 included our benefits decisions support module, engagement surveys, and learning management

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The execution on these growth levers in fiscal year 2019 supported our transformation from an Emerging Growth Company to a Large Accelerated Filer. In addition, Ceridian and its executive leadership team demonstrated conviction to deliver revenue and adjusted EBITDA performance that exceeded its pre-established targets. Specifically, in fiscal year 2019, total revenue increased 11.3% from $740.7 million to $824.1 million and Dayforce revenue increased 30.2% from $437.5 million to $569.7 million. Profitability also improved, with adjusted EBITDA increasing 14.9% from $160.6 million to $184.6 million, and operating profit increasing 28.9% from $56.1 million to $72.3 million.

$569.7 million Dayforce revenue +30.2% year-over-year Represents 69% of total revenue	$184.6 million Adjusted EBITDA +14.9% year-over-year 22.4% Adj. EBITDA margin	4,363 Live Dayforce customers +645 vs 12/31/2018 3.9 million global active users
69.6% Cloud recurring gross margin +350 basis points year-over-year	$0.46 Adjusted diluted EPS +$0.20 year-over-year	$131,171 Dayforce revenue per customer +11.5% year-over-year

Overlaying these significant financial and operational accomplishments was a near doubling of our Common Stock price during fiscal year 2019, from $34.49 at the end of fiscal year 2018 to $67.88 at the end of fiscal year 2019. This stock price performance drove a market capitalization increase of approximately $5 billion during the year ended December 31, 2019, and drove a cumulative total return for our stockholders that outpaced the market as a whole for the period between April 26, 2018 (the date our common stock began trading on the NYSE) through December 31, 2019.

The following graph compares the cumulative total shareholder returns on our common stock with the cumulative total return on the S&P 500 Index and the S&P 1500 Application Software Index. The graph assumes $100 was invested in each, based on closing prices, from our initial public offering to the last trading day of each quarter for the period April 26, 2018 (the date our common stock began trading on the NYSE) through December 31, 2019. Stock price performance shown in the Stock Performance Graph for our common stock is historical and not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN

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Additional Information on Financial and Operating Results and Non-GAAP Performance Measures

Please see our 2019 Annual Report which accompanies this Proxy Statement for additional information on our financial and operational results. Pages 59-63 of our 2019 Annual Report contain a reconciliation of Adjusted EBITDA and Adjusted diluted EPS, each a non-GAAP financial measure, to the most directly comparable GAAP financial measures.

Alignment of Executive Compensation to Stockholder Value

The Compensation Committee believes in an executive compensation program that is significantly performance-based and stockholder aligned. As a result, in 2019, we provided executives with total direct compensation in the form of base salary, annual cash incentive, and long-term incentive equity grants of stock options and restricted stock units. The annual cash incentive compensates the executive team for achievement of annual financial performance objectives, while the long-term incentive equity grants are intended to focus the executive team on sustained long-term value creation. The Compensation Committee further believes that the decisions made in fiscal year 2019 will help to align executive and stockholder interests as Ceridian continues to execute on its five strategic growth levers.

This Compensation Discussion & Analysis describes Ceridian’s executive compensation philosophy, design and decisions as it relates to our 2019 NEOs.

Named Executive Officers for 2019	Role	Joined Ceridian
David Ossip	Chair and Chief Executive Officer	April 2012
Leagh Turner	President and Chief Operating Officer	September 2018
Christopher Armstrong	Executive Vice President, Chief Customer Officer	January 2004
Arthur Gitajn	Executive Vice President and Chief Financial Officer	September 2016
Ozzie Goldschmied	Executive Vice President, Chief Technology Officer	April 2012
Erik Zimmer	Executive Vice President, Head of Mergers & Acquisitions (formerly Executive Vice President, Chief Strategy Officer)	August 2018

In September 2018, Ms. Turner joined Ceridian to accelerate our growth strategy. Ms. Turner is a seasoned global technology leader with over 20 years of experience in the software industry and a proven ability to drive growth. Ms. Turner added the title of Chief Operating Officer role in January 2020 when it was announced that Mr. Armstrong would be appointed Chief Customer Officer in recognition of his growing role in managing the entire customer experience.

In August 2018, Mr. Zimmer joined Ceridian with extensive experience in finance, operations, innovation, sales and strategy, and having advised Ceridian while at THL. In November 2019, upon Mr. Zimmer’s move to his current role as Head of Mergers & Acquisitions, the Board determined that Mr. Zimmer no longer was an “executive officer” of Ceridian as he would focus his efforts on acquisition opportunities for Ceridian and Mr. Ossip would direct the strategic direction of Ceridian.

Compensation Design

Compensation Philosophy and Objectives

As a global, cloud-based software company specializing in human capital management, our success is directly linked to our ability to recruit, incentivize and retain top talent in software management and engineering, sales, software implementation and corporate support functions. With these realities as background, our philosophy is that Ceridian’s executive compensation program should:

✓	Be competitive with the labor markets in which we operate;

✓	Attract and retain executive talent critical to our business;

✓	Reward according to the overall performance of Ceridian consistent with our plan design;

✓	Align the executives with Ceridian’s financial and strategic objectives to build sustainable stockholder value;

✓	Be administered according to high standards of corporate governance; and

✓	Balance a significant performance-based culture with reasonable risk mitigating elements to reinforce behavior that is consistent with Ceridian’s strategic planning and standards of conduct.

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With a brand promise of “Makes Work Life Better”™, our executive compensation program is part of an overall corporate talent strategy that drives a culture of excellence rooted in the belief that healthy and engaged employees create the best outcomes for our employees, customers and stockholders.

Ceridian believes in diversity and equality for all people and in 2019 our executives played a crucial role in fostering a culture that engaged and celebrated our employees. In 2019, we were recognized with over 15 awards related to our company culture and workplace experiences, including Great Place to Work certification (Canada and United States), Fortune 100 Best Workplace for Diversity, 2019 Working Mother 100 Best Companies, and 2019 Working Mother Best Companies for Dads.

Compensation Elements

To drive business performance and stockholder value creation and attract, retain and motivate our executives, our compensation program is designed to be simple and transparent. As our business continues to grow, we anticipate aspects of our design will change, but the four core components of base salary, a short-term incentive, long-term equity awards and benefits and perquisites will remain. More detailed discussion related to how we determine the amount (and, where applicable, the formula) for each element is continued below under the heading “2019 Compensation Decisions and Outcomes” beginning on page 28 of the Proxy Statement.

Element	Purpose(s)	Key Features
Base Salary	• Provide market competitive fixed compensation • Attract and retain exceptional talent capable of performing in a dynamic high-growth environment	• Reviewed annually • Increases are provided depending on each executive’s leadership role, scope, complexity, individual performance and competitive market trends
Management Incentive Plan (“MIP”) (short-term incentives)	• Align compensation with annual financial performance goals/objectives • Motivate to meet and achieve against pre-defined criteria in areas of strategic importance to Ceridian

•  Variable compensation

•  In 2019, maximum opportunity capped at 100% of target with discretion to pay out more if performance exceeds goals

•  Based on the achievement of financial performance goals, which are established annually in the first quarter

•  2019 financial performance metrics were revenue and adjusted EBITDA

•  Assessment against the pre-determined goals informs actual pay-out

23	2020 PROXY STATEMENT

Element	Purpose(s)	Key Features
Long Term Incentive Plan (“LTI”)	• To align the interests of executive officers and stockholders via equity while encouraging retention and the continuity of our strategic plan

Stock Options

•  Provides value to the executive only when the share price exceeds the grant price

•  Exercise price of stock options is equal to the fair market value at the date of grant

•  10-year term and four-year rateable vesting provide long term perspective

Restricted Stock Units

•  In certain circumstances, such as promotions, restricted stock units are awarded to motivate the executive and increase ownership

•  Full value stock grants that vest rateably over three to four years and support the stock ownership guidelines

Benefits and Perquisites	• Benefits and perks for every employee at Ceridian enhance the employee/workplace experience

•  Benefits are substantially the same for all employees and executive officers and are based on country location

•  Retirement plan with Ceridian contributions and global employee stock purchase plan encourage financial fitness

•  Additional perquisites for the executive officers are provided in the Summary Compensation Table under “All Other Compensation” on page 33 of the Proxy Statement

2019 Target Compensation Mix

The majority of our NEOs’ target compensation is variable and at-risk, maximizing alignment with our stockholders’ interests and long-term value creation. In 2019, the target compensation mix for the CEO and the other NEOs was as follows:

CEO	Other NEOs (average)

Since executive compensation is paid principally in the form of annual and LTI awards, a significant percentage of executive pay is at risk and variable based on the annual and long-term performance of Ceridian. Stock options, which have comprised the majority of the LTI awards, derive their value directly from our Common Stock price appreciation, which in the long-term is a reflection of Ceridian’s performance and is directly linked to stockholder returns. Stock options have no value if our Common Stock price does not appreciate prior to the expiration of the

24	2020 PROXY STATEMENT

stock options. For our NEOs to earn their intended target compensation from these awards, we must show sustained competitive performance.

Compensation Policies and Practices

As a high-growth company, we recognize the importance of establishing strong governance practices at the outset of our corporate governance journey.

What We Do:	What We Avoid:

✓ Focus compensation on “pay for performance”

✓ Put majority of compensation “at-risk”

✓ Align performance measures with our strategy

✓ Set rigorous and objective performance goals

✓ Require meaningful share ownership

✓ Mitigate financial reporting controls risk via a compensation recovery (claw back) policy

✓ Maintain Compensation Committee comprised of a majority of independent directors

✓ Engage an independent compensation consultant

✓ Propose an annual Say on Pay vote

✓ Conduct stockholder engagement

✗ No tax gross-ups on any severance payments ✗ No excessive perquisites, benefits or pension payments ✗ No discounting, reloading or repricing of stock options

Compensation Governance

Compensation Oversight

The Compensation Committee is comprised of a majority of independent directors. Brent B. Bickett, Ronald F. Clarke, and Thomas M. Hagerty are the current members, with Mr. Bickett serving as the Compensation Committee chair.

Details of the Compensation Committee’s duties are summarized in the Corporate Governance overview of this Proxy Statement (beginning on page 8 of the Proxy Statement) and are fully set out in the Compensation Committee’s Charter which can be found on our website at www.ceridian.com.

One key purpose of the Compensation Committee is to determine and approve all aspects related to the CEO’s compensation, including setting and assessing goals and objectives, as well as setting and approving compensation for the broader executive officer team at Ceridian. In addition, the Compensation Committee makes recommendations related to equity-based compensation plans to the Board.

The Annual Committee Process

The Compensation Committee typically meets a minimum of three times per year, but usually meets at least quarterly to consider the following items:

Quarter	Typical Meeting Topics
Q1

Review CEO and executive officer compensation and market comparisons; review prior year performance results and corresponding payouts under the MIP; approve metrics, weightings and goals for the current year MIP awards; approve annual LTI equity grant strategy; review equity plan share replenishment provision; and approve CD&A, proxy statement disclosures and awards. On an ad-hoc basis, the Compensation Committee reviews our overall Total Reward Strategy and competitive position

Q2

Approve executive officer cash compensation; discuss any stockholder feedback on compensation matters in the proxy statement; and review and approve director compensation of independent directors not employed by THL or Cannae

Q3	Review succession planning and talent management report; review overview of North America retirement plans; and review global employee stock purchase plan
Q4	Review results of compensation risk review; review Compensation Committee Charter; review appointment of independent compensation consultant; and review annual self-assessment results

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Role of Management

Compensation Committee meetings are typically attended by the Chief Executive Officer, the Executive Vice President, Chief Human Resources Officer, and the Corporate Secretary. The Chief Executive Officer provides recommendations on compensation for all other executive officer roles. The Chief Executive Officer is not present when the Compensation Committee discusses his compensation.

Use of an Independent Advisor

As set out in its charter, the Compensation Committee has the authority to retain outside consultants to provide independent advice to the Compensation Committee and to determine the fees and terms of engagement of such consultants.

In 2019, the Compensation Committee engaged Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW reported directly to the Compensation Committee and took direction from the Chair of the Compensation Committee. The Compensation Committee assessed the independence of WTW on both a qualitative and quantitative basis, referencing the six factors suggested by the SEC. Having assessed WTW’s independence through these qualitative and quantitative factors, the Compensation Committee concluded that the work of WTW did not raise any conflicts of interest, and that WTW was independent.

During the year, WTW assisted in designing and reviewing our management and director compensation programs, including developing compensation market comparisons, providing competitive program and policies information, attending Compensation Committee meetings and providing general advice. The Compensation Committee considers the analysis and advice from WTW as well as support and insight from management when making decisions.

In 2019, WTW provided approximately $280,000 in services to the Compensation Committee. WTW also provides certain other services to Ceridian, including health and welfare benefits consulting, broad-based compensation consulting, strategic talent consulting and corporate risk and brokerage services. WTW received approximately $1.0 million for these services in 2019. In addition, WTW received approximately $290,000 from insurance carriers related to health and welfare benefits during 2019. The Compensation Committee is aware of the other services provided by WTW to the Company but did not review or approve the provision of these services because they are of the type directly procured by management in the ordinary course of business.

Views of our Stockholders

We value the opinions of our stockholders and the Compensation Committee will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our NEOs.

As part of this Proxy Statement, we are seeking an advisory, non-binding stockholder vote with respect to compensation for our NEOs for the fiscal year ended December 31, 2019. The Compensation Committee anticipates that the results of this Say on Pay vote will be a key part of annual executive compensation review.

In addition to the Say on Pay vote, in 2019 we implemented a stockholder engagement program designed to informally solicit input from the stockholders of Ceridian on topics that included corporate governance and compensation. A more fulsome description of the engagement program, the feedback we received, and our responses to that feedback is set forth in the Corporate Governance section, beginning on page 8 of this Proxy Statement.

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Managing Compensation-Related Risk

As part of our sound governance practices and to reinforce the alignment of executives’ interests with those of our stockholders, the following risk-mitigating policies have been approved by the Compensation Committee and the Board:

Policy	Key Features
No-Hedging and No-Pledging	• Please see discussion of Ceridian’s anti-hedging and anti-pledging policy described on page 14 of the Proxy Statement
Compensation Recovery Policy

•  In the event that the Board determines that a material accounting restatement of our financial statements has occurred, Ceridian may seek to recoup all or a portion of the excess incentive compensation received by our executive officers in the three completed fiscal years immediately preceding the date of the material accounting restatement

•  In addition to the standalone Compensation Recovery Policy, the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) contains a recovery provision whereby Ceridian may recoup (i) gain on awards granted under the plan in the event of a termination for cause; and (ii) excess on awards granted under the plan in the event of an accounting restatement

Stock Ownership Guidelines (“SOG”)

•  Our Chief Executive Officer is required to own and hold shares of our stock with a value that is at least equal to six-times his annual base salary

•  Our other executive officers are required to own and hold shares of our stock with a value that is at least three-times his or her annual base salary

•  Each of our executive officers are expected to reach his or her respective ownership threshold within the later of (i) five years from when they become an executive officer of Ceridian; or (ii) the adoption of the SOG (which occurred in February 2020)

•  Until an executive officer meets the stock ownership requirements, the executive officer must retain at least 75% of the after-tax shares received in connection with the receipt of shares of Common Stock from the exercise or vesting and issuance of equity awards

•  The first measurement date will be December 31, 2020

•  The following table reflects (as to our NEOs who are executive officers as of the Record Date) (i) the stock beneficially owned as of the Record Date; and (ii) the restricted stock units currently held and expected to vest by the December 31, 2020 measurement date (the “Projected Stock Ownership”) against the stock ownership guidelines for each of the executive officer

NEOs	Guideline Multiple of Base Salary	Annual Base Salary ($)	SOG Requirement ($)	Projected Stock Ownership (#)		Total Value of Projected Stock Ownership ($)	Projected % of SOG Achieved (%)
Mr. Ossip	6x	$700,000	$4,200,000	405,595	(1)	$30,099,205	716.65%
Ms. Turner	3x	$655,000	$1,965,000	37,500	(2)	$ 2,782,875	141.62%
Mr. Armstrong	3x	$655,000	$1,965,000	18,313	(3)	$ 1,359,008	69.16%
Mr. Gitajn	3x	$307,929	$ 923,787	11,627	(4)	$ 862,840	93.40%

(1)

Consists of (i) 22,267 shares of Common Stock, (ii) 250,000 shares of Common Stock that are issuable pursuant to restricted stock units that are currently vested, (iii) 8,328 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares, and (iv) 125,000 shares of Common Stock that are issuable pursuant to restricted stock units that vest on March 20, 2020. Excludes (i) 229,085 shares of Common Stock held by OsFund Inc., of which Mr. Ossip disclaims beneficial ownership, and (ii) 1,860,902 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares held by Osscer Inc., of which Mr. Ossip disclaims beneficial ownership.

(2)

Consists of (i) 12,500 shares of Common stock that are issuable at the election of the recipient pursuant to restricted stock units that are currently vested, (ii) 12,500 shares of Common Stock that are issuable pursuant to restricted stock units that vest on September 4, 2020, and (iii) 12,500 shares of Common Stock that are issuable pursuant to restricted stock units that vest on September 9, 2020.

(3)	Consists of 18,313 shares of Common Stock.

(4)	Consists of 11,627 shares of Common Stock.

In connection with their oversight of compensation-related risks, the Compensation Committee, and WTW, as the Compensation Committee’s independent compensation consultant, reviewed Ceridian’s compensation policies and practices to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. The Compensation Committee and WTW reviewed all compensation plans and

27	2020 PROXY STATEMENT

identified those plans that are most likely to pose material risks and balanced these against our existing processes and compensation program safeguards. The review process considered mitigating features contained within our compensation plan design, which includes elements such as mix of pay, timing of payouts relative to performance periods, and goal diversification.

We believe, and the results of the risk analysis concluded, that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect on Ceridian.

Compensation Comparison Definition

In reviewing compensation for the executive officers, the Compensation Committee considers several factors, including practices and policies within a relevant market for talent. Our definition of market comparisons includes companies that, like us, are high-growth, cloud-based technology and software companies. The Compensation Committee determined that the most appropriate way to capture our unique attributes was to focus on survey data with similar characteristics, as opposed to specifically identifying a “compensation peer group.” Therefore, the Compensation Committee reviewed competitive data from the following surveys: IPAS, Radford, and WTW. The combination of these various survey sources provided comparisons covering our size and scale, growth profile, specific industry and broad labor market.

While these surveys provided a range of practices for the Compensation Committee to consider, the Compensation Committee also reviewed the compensation arrangements of three companies: Paycom Software, Inc.; The Ultimate Software Group, Inc.; and Workday, Inc. These additional and supplemental reference points provided the Compensation Committee with perspective on the design, mix and delivery of compensation by companies with products and services that are not dissimilar to ours.

The Compensation Committee did not emphasize one data point or data set over another, nor did the Compensation Committee target a specific percentile in comparison to the other companies. Instead, the Compensation Committee considered the data from each relevant source relative to key internal criteria (e.g., business strategy, individual responsibilities, comparative compensation of our executives, etc.).

2019 Target Direct Compensation

In setting total target direct compensation for fiscal year 2019, the Compensation Committee reviewed the various market references provided by WTW, the realities of our aggressive business environment, and our compensation philosophy. Reflecting these factors, total target direct compensation for each of our NEOs (i.e., the combination of base salary, annual short-term incentives and LTI equity grant values) is fully competitive within the labor markets for which we compete for talent. Further, the Compensation Committee considered the superior performance of Ceridian as noted in the “Executive Summary” above when it determined the amount of the LTI equity awards for the NEOs. Please see the discussion of “2019 Long Term Incentive Awards” below.

The following total target direct compensation amounts were approved for fiscal year 2019:

NEO	Base Salary ($)	MIP (short term incentive) ($)	LTI (equity) ($)	Total Target Direct Compensation ($)
Mr. Ossip	$700,000	$800,000	$28,634,210	$30,134,210
Ms. Turner	$655,000	$393,000	$3,877,367	$4,925,367
Mr. Armstrong	$655,000	$393,000	$3,013,708	$4,061,708
Mr. Gitajn	$307,929	$246,343	$1,908,329	$2,462,601
Mr. Goldschmied	$351,686	$211,012	$2,517,491	$3,086,189
Mr. Zimmer	$655,000	$393,000	$3,392,056	$4,440,056

2019 Compensation Decisions and Outcomes

Base Salary

The Compensation Committee reviews base salaries of the CEO and executive officers on an annual basis. When setting base salaries, the Compensation Committee considers several factors including experience in the position, industry experience, scope of responsibilities, and individual performance. In 2019, the base salaries for Mr. Ossip, Mr. Gitajn and Ms. Turner did not increase. Mr. Armstrong’s salary increased 121.8% as a result of his promotion to

28	2020 PROXY STATEMENT

become our Chief Operating Officer, and Mr. Goldschmied’s salary increased 17.1% as a result of the Compensation Committee’s recognition of his important role in leading the development of our flagship Dayforce product.

2019 Management Incentive Plan

Our MIP provides an opportunity for our NEOs and other management employees to earn a short-term incentive, contingent on the successful achievement of financial goals of strategic significance.

As a high-growth, cloud-based software company, our performance metrics focus on top-line growth and profitable operations, providing us with a platform for future growth and success. These metrics are reflected within our MIP. In 2019, our MIP provided for a cash payment at 100% of the NEO’s individual short-term incentive plan target if one or both of the financial goals were achieved at the target performance level. Payments below or above the target level of performance are subject to the approval of the Board, in its discretion.

Metric	Why it Matters	Metric Target ($)	Metric Achieved ($)	Percentage Achieved (%)
Revenue (50%)	Emphasizes growth in our core products, solutions and geographies as well as emerging markets	$810 million	$826.1 million*	102.0%
Adjusted EBITDA (50%)	Indicator of our profitability, operating efficiencies and the scalability of our growth	$182 million	$184.6 million*	101.4%

*

Both revenue and adjusted EBITDA were calculated based on the Company’s operating results, adjusted for foreign currency and interest rate impacts plus other unique impacts as approved by the Compensation Committee.

In 2019, both financial metrics in the 2019 MIP exceeded the target level. This strong performance represented material growth over the prior year of 11.5% on revenue and 14.9% on adjusted EBITDA. Based on this strong financial performance which resulted in exceeding both metrics at target, the Compensation Committee accordingly approved a full target cash incentive payout.

NEO	Target Payout (% of Base Salary)	Actual Payout (% of Base Salary)	Actual Payout ($)
Mr. Ossip	114%	114%	$800,000
Ms. Turner	60%	60%	$393,000
Mr. Armstrong	60%	60%	$393,000
Mr. Gitajn	80%	80%	$246,343
Mr. Goldschmied	60%	60%	$211,012
Mr. Zimmer	60%	60%	$393,000

Additionally, in February 2020, the Compensation Committee recommended, and the Board approved a special restricted stock unit (“RSU”) award to our participants in the 2019 MIP, including the following amounts to our NEOs: Mr. Ossip (3,129 RSUs), Ms. Turner (1,538 RSUs), Mr. Armstrong (1,538 RSUs), Mr. Gitajn (964 RSUs), Mr. Goldschmied (826 RSUs), and Mr. Zimmer (1,538 RSUs). Such RSUs were granted on February 28, 2020 under the 2018 Equity Incentive Plan, and vest annually over three years.

2019 Long-Term Incentive Awards

As described in more detail in the Compensation Philosophy and Objectives at page 22 above, an important facet of our NEO compensation packages are long term incentive awards granted primarily in the form of stock options. Because the long-term incentives played such a significant role in 2019 NEO compensation, we have provided more specific discussion and analysis with regard to the Committee and Board’s goals in providing those grants to our NEOs.

LTI Structure Considerations

The Compensation Committee’s intent is to grant long-term incentives annually to our NEOs that are structured in such a way as to align their interests with those of Ceridian stockholders. The Compensation Committee considers a

29	2020 PROXY STATEMENT

variety of factors in determining the form of long-term incentives (e.g., shareholder alignment, share usage, performance, and retention) in order to achieve this goal.

The LTI equity awards granted in 2019 reinforce our objectives of shareholder alignment and long-term value creation. The stock options granted in 2019 only generate value for recipients with share price appreciation and are structured with a four-year vesting schedule and ten-year term to encourage a longer-term perspective and retain key leaders. The Compensation Committee also has in certain circumstances (e.g., new hires, extraordinary performance, promotions or retention) provided time-based restricted stock units (“RSUs”), vesting over three or four years.

Company Performance Considerations in Grant Decisions

Within the long-term incentive structure laid out above, in fiscal year 2019, the Compensation Committee recommended, and the Board granted stock option grants reflecting the belief of the Compensation Committee and the Board in the outstanding work by the Company’s management in driving the Company’s strong performance since its IPO in 2018. In determining the awards, the Compensation Committee also considered the following accomplishments of the Company led by Mr. Ossip and our NEOs in 2018, as compared to 2017:

•	Increased revenue from $676.2 million in 2017 to $740.7 million in 2018, a 9.5% increase

•	Increased Dayforce revenue from $325.5 million in 2017 to $437.5 million in 2018, a 34.4% increase

•	Increased adjusted EBITDA from $131.4 million in 2017 to $160.6 million in 2018, a 22.2% increase

•	Increased our Common Stock price from $22.00 as of IPO to $34.49 as of December 31, 2018, a 56.8% increase

•	Increased our market cap from $3.0 billion as of IPO to $3.9 billion as of December 31, 2018, a 28.4% increase

•	Grew the number of employees from 4,212 as of December 31, 2017 to 4,444 as of December 31, 2018, an increase of 5.5%

•	Expanded the functionality of Dayforce

2019 Grant Amounts

The stock options granted to our NEOs in fiscal year 2019 were as follows:

NEO	Number of Option Shares* (#)*	Grant Date	Exercise Price ($)		Grant Date Fair Value** ($)
Mr. Ossip	10,390 1,750,000	February 8, 2019 March 20, 2019	$ $	44.91 49.93	$ $	152,610 28,481,600
Ms. Turner	76,335	March 20, 2019		$49.93		$1,242,367
Mr. Armstrong	50,000 2,301	February 8, 2019 February 8, 2019	$ $	44.91 44.91	$ $	734,410 33,798
Mr. Gitajn	3,048 114,503	February 8, 2019 March 20, 2019	$ $	44.91 49.93	$ $	44,770 1,863,559
Mr. Goldschmied	2,229 152,671	February 8, 2019 March 20, 2019	$ $	44.91 49.93	$ $	32,740 2,484,751
Mr. Zimmer	50,000 4,127	March 20, 2019 May 15, 2019	$ $	49.93 50.16	$ $	813,760 57,296

*	The stock options vest annually over four years, have a 10-year term, and an exercise price equal to the fair market value on the date of grant.
**

The grant date fair values are computed in accordance with ASC Topic 718, based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2019 Annual Report. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

2019 Grant Specific Discussion and Analysis

While the goals of both the structure and company performance of the long-term incentive plans overlaid every decision to grant long term incentive awards in 2019, included below is commentary with regard to each specific grant and the intention of the Compensation Committee and Board behind the grant.

30	2020 PROXY STATEMENT

On February 8, 2019, in addition to the 2018 management incentive plan cash payout and in recognition of our fiscal 2018 performance, including the execution of a successful IPO and new records in Dayforce and Cloud revenue, the Compensation Committee recommended, and the Board approved, a special stock option grant to Messrs. Ossip (10,390 shares), Gitajn (3,048 shares), Armstrong (2,301 shares), and Goldschmied (2,229 shares), as noted in the table above. On May 15, 2019, for the reasons noted above, the Compensation Committee recommended, and the Board approved, a special stock option grant to Mr. Zimmer in the amount of 4,127 shares. The amounts of the stock option awards represented the fair value of approximately 15% of the individual’s target cash payout under the 2018 management incentive plan.

On February 8, 2019, Mr. Armstrong was granted a 50,000-share stock option award as noted in the table above. The award was made pursuant to the terms of his employment agreement and as a result of his promotion to Executive Vice President, Chief Operating Officer. As a result of this stock option grant, Mr. Armstrong did not receive an annual LTI equity grant in 2019.

On March 20, 2019, the stock option awards reflected in the table above were granted to the NEOs as their annual LTI equity grant. Mr. Ossip was granted 1,000,000 stock options in recognition of Ceridian being a founder led, high growth company, and 750,000 stock options in recognition of our exceptional organizational performance in 2018 under his leadership, which included a successful IPO, the creation of significant increases in stockholder value through his leadership and management of the organization, and his enhancement of the executive leadership of Ceridian to provide for future growth and scale (as described more fully in “Company Performance Considerations in Grant Decisions” on page 30 above. The amounts of the stock option awards made to Ms. Turner, and Messrs. Gitajn, Goldschmied and Zimmer were in recognition of the Compensation Committee’s recognition of the stockholder value creation, the long-term performance-based orientation of the compensation program and relevant market comparisons. As discussed above, Mr. Armstrong did not receive an annual LTI equity grant in 2019 as a result of his 50,000-share stock option award granted pursuant to his employment agreement and as a result of his promotion to Executive Vice President, Chief Operating Officer.

In addition to the stock options outlined above, the following NEOs were granted time-based RSUs due to special circumstances:

•	Mr. Armstrong received an award of 50,000 RSUs on February 8, 2019 at a value of $2,245,500 in recognition of his then new role as Executive Vice President, Chief Operating Officer.

•

Mr. Zimmer received an award of 50,000 RSUs on August 14, 2019 at a value of $2,521,000 as outlined in his employment agreement entered into at the time he joined Ceridian. This RSU award was part of an overall recruitment strategy to provide a competitive long-term equity award as the then Executive Vice President, Chief Strategy Officer.

•

Ms. Turner received an award of 50,000 RSUs on September 9, 2019 at a value of $2,635,000 as outlined in her employment agreement entered into at the time she joined Ceridian as our President. This RSU award was part of an overall recruitment strategy to provide a competitive long-term equity award as the new President of Ceridian.

Other Elements of Compensation

Employee Benefits

We offer a variety of benefits and perks for every employee at Ceridian, including our executive officers, to foster a healthy and happy work experience. Benefits are substantially the same for all employees, including executive officers, based on country location. In addition, we offer select executive perquisites (e.g., executive physicals, parking benefit and recreational dues).

In summary, we offer:

•	Medical and dental plans to promote employee-health and welfare

•	Retirement plan with Ceridian contributions

•	An employee stock purchase plan to encourage financial fitness

The Ceridian HCM Holding Inc. Global Employee Stock Purchase Plan (“GESPP”) provides an opportunity for all employees to become Ceridian stockholders and drives employee engagement. This plan provides a 15% discount on the stock purchase price with a lookback feature.

31	2020 PROXY STATEMENT

Additional information on the employee benefits provided to our NEOs is provided in the “Summary Compensation Table” below.

Executive Severance

Within the employment agreements of the NEOs, we provide for severance payments and benefits in the event of a qualifying termination of employment, which may include varying severance payments based on the length of service to Ceridian. The Compensation Committee believes that these arrangements are competitively reasonable and necessary to recruit and retain key executives. The material terms of these severance payments to our NEOs are described in “Potential Payments upon Termination” below.

Compensation Committee Report

The members of the Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion & Analysis that is required by the SEC rules with Ceridian’s management. Based on such review and discussions, the Compensation Committee recommended to Ceridian’s Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Brent B. Bickett, Chair

Ronald F. Clarke

Thomas M. Hagerty

32	2020 PROXY STATEMENT

Summary Compensation Table

The following table sets forth certain information for fiscal years 2019, 2018 and 2017 concerning the total compensation awarded to, earned by or paid to our NEOs.

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(2)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(2)(5)	All Other Compensation ($)(2)(6)	Total ($)(2)
David D. Ossip	2019	$700,000	$—	$—	$28,634,210	$800,000	$46,747	$30,180,957
Chair and Chief Executive Officer	2018	$700,000	$480,000	$—	$10,109,113	$320,000	$44,358	$11,653,471
	2017	$517,063	$700,000	$8,600,000	$7,875,000	$—	$39,741	$17,731,804
Arthur Gitajn	2019	$307,929	$—	$—	$1,908,329	$246,343	$23,038	$2,485,639
Executive Vice President and Chief Financial Officer	2018	$293,320	$140,793	$—	$1,819,637	$93,862	$22,135	$2,369,747
	2017	$318,193	$254,554	$—	$145,121	$—	$23,015	$740,883
Leagh E. Turner(7)	2019	$655,000	$—	$2,635,000	$1,242,367	$393,000	$96,676	$5,022,043
President and Chief Operating Officer	2018	$213,715	$593,000	$1,931,500	$1,302,000	$—	$13,171	$4,053,386
Christopher R. Armstrong(8)	2019	$646,699	$—	$2,245,500	$768,208	$393,000	$12,674	$4,066,081
Executive Vice President, Chief Customer Officer
Ozzie Goldschmied(8)	2019	$334,541	$—	$—	$2,517,491	$211,012	$27,900	$3,090,944
Executive Vice President, Chief Technology Officer
Erik J. Zimmer(9)	2019	$655,000	$—	$2,521,000	$871,056	$393,000	$7,233	$4,447,289
Executive Vice President, Head of Mergers & Acquisitions

(1)

Represents annual salary paid to and performance bonus amounts earned by each NEO in fiscal 2019, 2018, and 2017 pursuant to the terms of each NEO’s employment agreement. See “Employment Agreements” on page 38 of this Proxy Statement.

(2)

Amounts in the Summary Compensation Table for Salary, Bonus, and Non-Equity Incentive Plan Compensation for Mr. Gitajn and Mr. Goldschmied were converted to U.S. dollars from Canadian dollars. Stock Awards and Option Awards are based on U.S. dollars. For All Other Compensation, amounts were converted to U.S. dollars from Canadian dollars only if such amounts were paid to the NEOs in Canadian dollars. Currency was converted, based on the exchange rate of $1.299, $1.3637, and $1.2571 Canadian dollars per U.S. dollar as of December 31, 2019, December 31, 2018 and December 31, 2017, respectively.

(3)

Amounts reflect either (i) discretionary bonuses or bonuses that are subjectively determined, or (ii) non-performance bonus amounts paid to a NEO pursuant to the terms of such NEO’s employment agreement. See “Employment Agreements” on page 38 of this Proxy Statement. In fiscal 2019, all of the NEOs received 100% of their bonus based on achievement of the financial metrics at 100% of target. In fiscal 2018, Mr. Ossip and Mr. Gitajn received sixty percent (60%) of their bonus amount ($480,000 and $140,793, respectively) at the Compensation Committee’s discretion. Annual cash incentive award payouts based on performance against pre-established financial performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(4)

Represents the aggregate grant date fair value of the share awards and option awards granted in fiscal 2019, 2018, and 2017 computed in accordance with ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2019 Annual Report.

(5)	Reflects incentive payments made in fiscal 2020 and 2019 based on achievement of the pre-established financial performance goals satisfied in fiscal 2019 and 2018.

(6)	Includes the following “All Other Compensation” over $10,000 for fiscal 2019

Name	Retirement Plan Contribution	Health Benefits	Life Insurance Benefits	Parking Benefit	Executive Physical	Recreational Dues (A)	Executive Development (B)
Mr. Ossip	$20,962	$12,198	$880	$1,441	$—	$11,266	$—
Mr. Gitajn	$12,317	$10,050	$—	$517	$—	$154	$—
Ms. Turner	$20,962	$13,012	$880	$1,441	$—	$19,800	$40,581
Mr. Armstrong	$8,400	$4,274	$—	$—	$—	$—	$—
Mr. Goldschmied	$13,381	$12,198	$880	$1,441	$—	$—	$—

(A)	Includes reimbursement for recreational club membership dues and fees and/or recreational equipment rental.

(B)	Includes $23,922 for services for executive coach and $16,659 reimbursement for Institute of Corporate Directors at the Rotman School of Management as outlined in Ms. Turner’s Employment Agreement.

(7)	Ms. Turner joined the Company in September 2018 and was a NEO in fiscal 2019 and 2018; therefore, her information is provided only for fiscal 2018 and fiscal 2019.

33	2020 PROXY STATEMENT

(8)	Neither Mr. Armstrong nor Mr. Goldschmied were NEOs in fiscal 2017 or fiscal 2018; therefore, Mr. Armstrong’s and Mr. Goldschmied’s information is provided only for fiscal 2019.

(9)

Mr. Zimmer was deemed an “executive officer” of the Company while he served as Executive Vice President, Chief Strategy Officer. In his new role as Head of Mergers & Acquisitions, the Board determined that Mr. Zimmer was no longer an “executive officer” for purposes of Item 401(b) of Regulation S-K of the Securities Act of 1933, as amended.

Grant of Plan Based Awards in Fiscal Year 2019

During fiscal 2019, plan-based awards granted to our NEOs included annual short-term incentive awards under our 2019 MIP, and RSUs and stock options awards granted under the 2018 Equity Incentive Plan. The following table summarizes all plan-based awards granted to our NEOs during fiscal 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of shares of stock or units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)(6)
		Threshold ($)	Target ($)	Maximum ($)
Mr. Ossip
Short-Term Incentive	—	—	$800,000	—
Stock Options	03/20/2019					1,750,000	$49.93	$28,481,600
Stock Options	02/08/2019					10,390	$44.91	$152,610
Mr. Gitajn
Short-Term Incentive	—	—	$246,343	—
Stock Options	03/20/2019					114,503	$49.93	$1,863,559
Stock Options	02/08/2019					3,048	$44.91	$44,770
Ms. Turner
Short-Term Incentive	—	—	$393,000	—
Stock Options	03/20/2019					76,335	$49.93	$1,242,367
Restricted Stock Units	09/09/2019				50,000			$2,635,000
Mr. Armstrong
Short-Term Incentive	—	—	$393,000	—
Stock Options	02/08/2019					50,000	$44.91	$734,410
Stock Options	02/08/2019					2,301	$44.91	$33,798
Restricted Stock Units	02/08/2019				50,000			$2,245,500
Mr. Goldschmied
Short-Term Incentive	—	—	$211,012	—
Stock Options	03/20/2019					152,671	$49.93	$2,484,751
Stock Options	02/08/2019					2,229	$44.91	$32,740
Mr. Zimmer
Short-Term Incentive	—	—	$393,000	—
Stock Options	03/20/2019					50,000	$49.93	$813,760
Stock Options	05/15/2019					4,127	$50.16	$57,296
Restricted Stock Units	08/14/2019				50,000			$2,521,000

(1)

Amount reported represents the payout at target achievement of the annual short-term incentive award under our 2019 MIP. Actual payouts for fiscal year 2019 determined in February 2020 are included in the “Summary Compensation Table” beginning on page 33 of the Proxy Statement in the “Non-Equity Incentive Plan Compensation” column.

(2)

Amount reported represents RSUs granted in fiscal 2019 under the 2018 Equity Incentive Plan on various grant dates as outlined in the table. Twenty-five percent (25%) of the shares subject to the RSUs vest in equal installments over four years, beginning with the first anniversary of the grant date. As discussed below under “Nonqualified Deferred Compensation”, delivery of the underlying shares may be deferred to a date within 10 years of the grant date for our Canadian NEOs. Additional information on RSUs is set forth within the “Compensation Discussion and Analysis” under “2019 Long-Term Incentive Awards” on page 29 of the Proxy Statement.

(3)

Amounts reported represent stock options granted in fiscal year 2019 under the 2018 Equity Incentive Plan on various grant dates as outlined in the table. All option awards have a 10-year term. During the option period, twenty-five percent (25%) of the shares subject to the option vest in equal installments over four years, beginning with the first anniversary of the grant date. Additional information on options is set forth within the “Compensation Discussion and Analysis” under “2019 Long-Term Incentive Awards” on page 29 of the Proxy Statement.

(4)	Amounts reported represent the exercise price of stock options granted during fiscal 2019, which equals the closing price of our Common Stock, as reported on the NYSE on the date of grant.

34	2020 PROXY STATEMENT

(5)

The aggregate grant date fair value of the stock option award was computed in accordance with ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2019 Annual Report.

(6)

Amounts represent the grant date fair value of the RSUs based on the closing price of our Common Stock as reported on the NYSE of $44.91 per share on February 8, 2019; $50.42 per share on August 14, 2019, and $52.70 per share on September 9, 2019, computed in accordance with ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2019 Annual Report.

Outstanding Equity Awards as of December 31, 2019

The following table sets forth certain information about outstanding equity awards held by our NEOs as of December 31, 2019.

			Stock Option Awards(1)(3)				Stock Awards(2)(3)
Name	Grant Date		Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Mr. Ossip	11/01/2013		1,000,000		$16.80	11/01/2023
	03/30/2016		5,243	1,748	$17.88	03/30/2026
	03/20/2017		625,000	625,000	$17.20	03/20/2027
	03/20/2017						250,000	$16,970,000
	04/25/2018		339,674	1,019,023	$22.00	04/25/2028
	02/08/2019			10,390	$44.91	02/08/2029
	03/20/2019			1,750,000	$49.93	03/20/2029
Mr. Gitajn	12/31/2016		112,500	112,500	$16.82	12/31/2026
	04/25/2018		641	183,424	$22.00	04/25/2028
	02/08/2019			3,048	$44.91	02/08/2029
	03/20/2019			114,503	$49.93	03/20/2029
Ms. Turner	09/04/2018						37,500	$2,545,500
	09/04/2018		25,000	75,000	$38.63	09/04/2028
	03/20/2019			76,335	$49.93	03/20/2029
	09/09/2019						50,000	$3,394,000
Mr. Armstrong	06/01/2016		18,961	6,321	$16.74	06/01/2026
	04/27/2017	(4)	11,627		$17.20	04/27/2027
	04/25/2018		16,983	50,952	$22.00	04/25/2028
	02/08/2019			2,301	$44.91	02/08/2029
	02/08/2019			50,000	$44.91	02/08/2029
	02/08/2019						50,000	$3,394,000
Mr. Goldschmied	06/01/2016			6,250	$16.74	06/01/2026
	04/25/2018		823	122,284	$22.00	04/25/2028
	02/08/2019			2,229	$44.91	02/08/2029
	03/20/2019			152,671	$49.93	03/20/2029
Mr. Zimmer	08/14/2018		25,000	75,000	$34.53	08/14/2028
	08/14/2018						37,500	$2,545,500
	03/20/2019			50,000	$49.93	03/20/2029
	05/15/2019			4,127	$50.16	05/15/2029
	08/14/2019						50,000	$3,394,000

(1)

All stock options have a 10-year term. During the stock option period, twenty-five percent (25%) of the shares subject to the stock option vest in equal installments over four years, beginning with the first anniversary of the grant date.

(2)

Twenty-five percent (25%) of the shares subject to the RSUs vest in equal installments over four years, beginning with the first anniversary of the grant date. As discussed below under “Nonqualified Deferred Compensation” delivery of the underlying shares may be deferred to a date within 10 years of the grant date. There is no public market for the RSUs. For purposes of

35	2020 PROXY STATEMENT

this disclosure, we have valued the RSUs as of December 31, 2019 based on the then fair market value of our common stock of $67.88 per share.

(3)

Stock options and RSUs include an acceleration of vesting provision; such that upon the consummation of a change of control of the Company, the options and RSUs shall fully vest, provided the individual is providing service to Ceridian or any subsidiary at the time of consummation of such event.

(4)

Stock options includes an acceleration of vesting provision; such that upon the consummation of a change of control or IPO the option shall fully vest, provided the individual is providing service to Ceridian or any subsidiary at the time of consummation of such event. At the time of Ceridian’s IPO, this option fully vested.

Stock Option Exercises and Stock Vested in Fiscal 2019

The following table shows the number of shares acquired and the value realized upon the exercise of stock options or the vesting of stock awards during fiscal 2019.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting		Value realized on vesting(2) ($)
Mr. Ossip	1,000,000	$36,130,000	125,000	(3)	$6,241,250
Mr. Gitajn	173,000	$5,247,081
Ms. Turner			12,500	(4)	$718,125
Mr. Armstrong	44,142	$1,462,288
Mr. Goldschmied	108,000	$3,180,719
Mr. Zimmer			12,500		$630,250

(1)	Value realized equals the closing price of our Common Stock on the NYSE on the date of exercise, less the exercise price, multiplied by the number of shares exercised.

(2)	Value realized equals the closing price of our Common Stock on the NYSE on the vesting date multiplied by the number of shares vested.

(3)

Represents 125,000 RSUs which vested but where the issuance of the underlying shares of Common Stock was deferred, which Mr. Ossip can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date. These are also reflected under the Nonqualified Deferred Compensation in Fiscal 2019 table below.

(4)

Represents 12,500 RSUs which vested but where the issuance of the underlying shares of Common Stock was deferred, which Ms. Turner can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date. These are also reflected under the Nonqualified Deferred Compensation in Fiscal 2019 table below.

Nonqualified Deferred Compensation in Fiscal Year 2019

The following table sets forth certain information about vested RSUs in fiscal 2019 for which the issuance of the underlying shares of Common Stock has been deferred by the NEOs who are Canadian residents pursuant to the terms of the 2018 Equity Incentive Plan and the underlying restricted stock unit award agreement. All amounts reported below are deferrals of the issuance of shares of Common Stock from the vested restricted stock unit awards disclosed above and are not in addition to any restricted stock unit awards previously disclosed.

Name	Executive contributions in last FY ($)	Aggregate earnings in last FY ($)(1)		Aggregate withdrawals/distributions ($)	Aggregate balance at last FYE ($)
Mr. Ossip	—	$8,485,000	(2)	—	$16,970,000	(4)
Ms. Turner	—	$848,500	(3)	—	$848,500

(1)	There is no public market for the RSUs. For purposes of this disclosure, we have valued the RSUs as of December 31, 2019 based on the then-fair market value of our Common Stock of $67.88 per share.

(2)

Represents 125,000 vested RSUs where the issuance of the underlying shares of Common Stock were deferred, which Mr. Ossip can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

(3)

Represents 12,500 vested RSUs where the issuance of the underlying shares of Common Stock were deferred, which Ms. Turner can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

36	2020 PROXY STATEMENT

(4)

Represents an aggregate of 250,000 vested RSUs held by Mr. Ossip where the issuance of the underlying shares of Common Stock were deferred; which Mr. Ossip can convert to shares of Common Stock at any time prior to the date that is 10 year after the applicable grant date.

Potential Payments Upon Termination or Change in Control

Our NEOs are entitled to receive severance payments upon termination of employment, or a termination of employment in connection with a change in control as provided in their respective employment agreements, as further described below in “Employment Agreements.” In addition, certain equity awards may be accelerated upon a change of control, as further described above in “Outstanding Equity Awards as of December 31, 2019.” Unless otherwise noted below, all payments are to be made in a lump sum upon or shortly after the applicable termination.

Name	Severance Payment(1)	Health/ Life(2)	Outplacement Services(3)	Accelerated Vesting of Equity Awards(4)	Totals
Mr. Ossip
• Change in Control Without Termination	—	—	—	$127,136,310	$127,136,310
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,580,000	$7,150	$9,120	$127,136,310	$129,732,580
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$2,580,000	$7,150	$9,120	—	$2,596,270
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—
• Termination due to Death	$1,500,000	—	—	$78,403,922	$79,903,922
• Termination due to Disability	$800,000	—	—	—	$800,000

Mr. Gitajn
• Change in Control Without Termination	—	—	—	$16,285,073	$16,285,073
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$790,400	$10,050	$9,120	$16,285,073	$17,094,643
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$790,400	$10,050	$9,120	—	$809,570
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—
• Termination due to Death	$547,200	—	—	$10,540,823	$11,088,023
• Termination due to Disability	$243,200	—	—	—	$243,200

Ms. Turner
• Change in Control Without Termination	—	—	—	$7,006,963	$7,006,963
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,965,000	$19,518	$10,000	$7,006,963	$9,001,481
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,965,000	$19,518	$10,000	—	$1,994,518
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—
• Termination due to Death	$393,000	—	—	$7,006,963	$7,399,963
• Termination due to Disability	$393,000	—	—	—	$393,000

Mr. Armstrong
• Change in Control Without Termination	—	—	—	$7,256,228	$7,256,228
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,048,000	$8,438	$10,000	$7,256,228	$8,322,666
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,048,000	$8,438	$10,000	—	$1,066,438
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—
• Termination due to Death	$393,000	—	—	$6,932,997	$7,325,997
• Termination due to Disability	$393,000	—	—	—	$393,000

Mr. Goldschmied
• Change in Control Without Termination	—	—	—	$8,721,648	$8,721,648
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$555,517	$39,012	—	$8,721,648	$9,316,178
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$555,517	$39,012	—	—	$594,530
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—
• Termination due to Death	$555,517	—	—	$8,402,023	$8,957,540
• Termination due to Disability	$555,517	—	—	—	$555,517

Mr. Zimmer
• Change in Control Without Termination	—	—	—	$9,411,380	$9,411,380
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,048,000	$8,036	$10,000	$9,411,380	$10,477,416
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,048,000	$8,036	$10,000	—	$1,066,036
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—
• Termination due to Death	$393,000	—	—	$9,411,380	$9,804,380
• Termination due to Disability	$393,000	—	—	—	$393,000

37	2020 PROXY STATEMENT

(1)	In the event of a termination without “cause” or a termination for “good reason”, each individual would receive the following lump sum payments:

•	Mr. Ossip, 24 months of base salary plus two times the average short-term incentive payment paid to Mr. Ossip for the immediately preceding two years.

•

Mr. Gitajn, 12 months of base salary, plus the target level of his most recent short-term incentive payment, plus a short-term incentive, if any, to which he would have become entitled for the fiscal year in which the termination occurs, based on actual performance.

•

Ms. Turner, 18 months of base salary, plus the target level of her most recent short-term incentive payment, if her termination occurs on or before the seventh anniversary of her employment with Ceridian, or 24 months of base salary, plus the target level of her most recent short-term incentive payment, if her termination occurs after the seventh anniversary of her employment with Ceridian, plus a pro-rated short-term incentive, if any, to which she would have become entitled for the fiscal year in which the termination occurs, based on actual performance.

•

Mr. Goldschmied, 12 months of base salary, plus a pro-rated short-term incentive, if any, to which he would have become entitled for the fiscal year in which the termination occurs, based on actual performance.

•

Messrs. Armstrong and Zimmer, for zero to seven full years of employment, 12 months of base salary, for eight through 14 full years of employment, 15 months of base salary, and for more than 14 full years of employment, 18 months of base salary, plus a pro-rata short-term incentive, if any, to which he would have become entitled for the fiscal year in which the termination occurs, based on actual performance.

In the event of a termination due to death or disability, each of Messrs. Ossip, Gitajn, Goldschmied, Armstrong and Zimmer and Ms. Turner would receive a pro-rated short-term incentive, if any, to which the individual would have become entitled for the fiscal year in which the termination occurs, based on actual performance. Additionally, in the event of a termination due to death (or disability, in the case of Mr. Goldschmied), the beneficiaries of each of Messrs. Ossip, Gitajn and Goldschmied would receive a lump sum payment equal to 12 months of the individual’s base salary.

(2)

Mr. Ossip and Mr. Goldschmied would receive continuation of certain employment related benefits for the period prescribed under the Employment Standards Act (Ontario). Mr. Goldschmied would also receive payment of an amount equal to 10% of his base salary payable in respect of the balance of the 12-month period for which his benefits will not continue. Mr. Gitajn would receive a continuation of his medical, dental, and prescription healthcare coverage for up to a period of 12 months following termination. Ms. Turner would receive continuation of her healthcare coverage for 18 months, if her termination occurs on or before the seventh anniversary of her employment with Ceridian, or 24 months, if her termination occurs after the seventh anniversary of her employment with Ceridian. Ceridian will cover the cost of COBRA continuation for each of Messrs. Armstrong and Zimmer for a period of up to six months following the termination date or until either is no longer eligible for COBRA continuation coverage, whichever is earlier.

(3)

Each of Messrs. Ossip, Gitajn, Armstrong and Zimmer and Ms. Turner are eligible to receive reasonable executive-level outplacement services, not to exceed $9,120 (or $12,000 CAD as of December 31, 2019, based on the then-current exchange rate), in the case of Messrs. Ossip and Gitajn, or $10,000 in the case of Messrs. Armstrong and Zimmer and Ms. Turner. Services are limited to a period of 12 months or, if earlier, the first acceptance of an offer of employment.

(4)

Pursuant to the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan and the forms of agreement under such plan, stock options will fully vest upon consummation of a change of control at a time when the individual is providing services to Ceridian or any subsidiary. Pursuant to the 2018 Equity Incentive Plan and the forms of agreement under such plan, stock options will fully vest upon consummation of a change in control or upon an individual’s termination of service due to death. Upon an individual’s termination of service for any other reason, the unvested portion of the stock option immediately and automatically will be forfeited without further consideration. Pursuant to the 2018 Equity Incentive Plan and the forms of agreement under such plan, RSUs will fully vest upon a change of control or upon the death of the individual, subject to the individual’s continued service through such date. The value reflects the fair market value of Ceridian’s Common Stock as of December 31, 2019 of $67.88 per share.

Employment Agreements

General

As of December 31, 2019, we were party to employment agreements with each of our NEOs. The material provisions of each such agreement are described below. In addition to the items discussed below, each of our NEOs participates in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by us to our senior executive employees.

In April 2012, we entered into an employment agreement with David D. Ossip, our Chief Executive Officer. The agreement provides for an indefinite term beginning on January 1, 2012. The agreement provides that Mr. Ossip would receive an annualized base salary, subject to annual compensation reviews by our Board. The agreement also provides that Mr. Ossip is eligible to receive an annual performance-based cash bonus based on Mr. Ossip’s performance. Mr. Ossip’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

38	2020 PROXY STATEMENT

In September 2016, we entered into an employment agreement with Arthur Gitajn, our Executive Vice President, Chief Financial Officer. The agreement provides for an indefinite term beginning on October 3, 2016. The agreement provides that Mr. Gitajn will receive an annualized base salary, subject to annual compensation reviews by our Board. The agreement also provides that Mr. Gitajn is eligible to receive an annual performance-based cash bonus with a target amount of 80% of his annual base salary. On November 6, 2019, we entered into a separation and consulting agreement with Mr. Gitajn, in connection with his retirement as Chief Financial Officer of Ceridian. Pursuant to this agreement, Mr. Gitajn will continue in his current role as Executive Vice President, Chief Financial Officer until a new Chief Financial Officer is appointed and will then serve as a senior advisor to the Chief Executive Officer of Ceridian until December 31, 2020. While employed by Ceridian, Mr. Gitajn’s salary, benefits and bonus eligibility will all remain unchanged. Mr. Gitajn’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

In August 2018, we entered into an employment agreement with Leagh E. Turner in connection with her appointment as our President. The agreement provides for an indefinite term beginning on September 4, 2018. The agreement further provides that Ms. Turner will receive an annualized base salary of $655,000, subject to annual compensation reviews by our Board and that Ms. Turner is eligible to participate in Ceridian’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon 60% percent of her annual base salary. Ms. Turner’s employment agreement was amended effective February 3, 2020 when she obtained the additional title of “Chief Operating Officer”. Ms. Turner’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

In April 2012, we entered into an employment agreement with Ozzie J. Goldschmied, our Executive Vice President, Chief Technology Officer, which provides for an indefinite term of employment. Mr. Goldschmied’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

In May 2019, we entered into an employment agreement with Christopher R. Armstrong, in connection with his appointment as Executive Vice President, Chief Operating Officer. Pursuant to his employment agreement, Mr. Armstrong will be paid an annual base salary of $655,000. He will also be able to participate in Ceridian’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon 60% percent of his annual base salary. Mr. Armstrong’s employment agreement was amended on November 5, 2019 to change his reporting relationship to Ms. Turner and effective February 3, 2020 when his title changed to “Executive Vice President, Chief Customer Officer”. Mr. Armstrong’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

In August 2018, we entered into an agreement with Erik J. Zimmer, upon his appointment as our Executive Vice President, Chief Strategy Officer. The agreement provides for an indefinite term beginning September 4, 2018. The agreement further provides that Mr. Zimmer will receive an annualized base salary of $655,000, subject to annual compensation reviews and will be eligible to participate in Ceridian’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon 60% percent of his annual base salary. Mr. Zimmer’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

Termination of Agreements

In general, either we or the applicable NEO may terminate the employment agreement immediately, or with 90 days’ prior written notice, respectively. Mr. Goldschmied’s employment agreement does not contain limitations regarding prior written notice. Further, we may terminate an NEO’s employment for death, “disability,” or with or without “cause,” as defined in the employment agreement. Messrs. Ossip, Gitajn, Armstrong and Zimmer may resign with prior written notice for “good reason.” The amounts that could be paid to the NEOs under various termination situations, and an explanation of the applicable calculations, are set forth under “Potential Payments Upon Termination or Change in Control” above.

Restrictive Covenants

Pursuant to a separate restrictive covenants agreement, Mr. Ossip has agreed, among other things, that subsequent to any termination, he will not engage in, consult for, or own more than 5% of any business that is similar to that of our business in any country in which we do business for a period of 24 months subsequent to such termination. We may elect to extend such restriction period by a total of either 12 months or 24 months, so long as we pay Mr. Ossip a lump sum equal to his prior year’s base salary, plus $800,000, for each year the restriction period is extended.

The other employment agreements all contain non-competition and non-solicitation provisions that apply during employment and for a certain period of time thereafter: for Mr. Gitajn, two years; for Ms. Turner, 18 months; for

39	2020 PROXY STATEMENT

Mr. Goldschmied, 12 months; and for each of Messrs. Armstrong and Zimmer, 12 months (for zero to seven full years of employment), 15 months (for eight through 14 full years of employment) or 18 months (and for more than 14 full years of employment).

All employment agreements include perpetual confidentiality provisions, as well as provisions relating to assignment of inventions. The employment agreements and Mr. Ossip’s restrictive covenants agreement also include a non-disparagement provision.

40	2020 PROXY STATEMENT

PROPOSAL THREE Advisory Vote on the Compensation of Ceridian’s Named Executive Officers

We are asking our stockholders to approve, on an advisory basis, the compensation of Ceridian’s NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure on pages 20-40 of this Proxy Statement, pursuant to the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

The Board recommends a vote “FOR” this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of linking pay to executive performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial and strategic goals of the Company and linking executive performance to the creation of stockholder value as reflected in the “Executive Summary” of the Compensation Discussion and Analysis section above.

Recommendation of the Board:

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF NEO COMPENSATION.

41	2020 PROXY STATEMENT

PROPOSAL FOUR Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2020

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, and is involved in the selection of the firm’s lead engagement partner who is subject to a mandatory, regular rotation and who may provide services to our company for a maximum of five consecutive years.

In selecting and approving a lead engagement partner, the Audit Committee relies on relevant succession criteria established by management and the Audit Committee, interactions with prospective candidates, assessments of their professional experience, and input from our company’s independent registered public accounting firm. The Audit Committee also engages in an annual evaluation of the independent registered public accounting firm. It considers, in particular, whether the retention of the firm is in the best interests of our company and its stockholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, our company’s global operations and businesses, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Audit Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

After assessing the qualifications, performance, and independence of KPMG LLP (“KPMG”), which has served as our company’s independent registered public accounting firm since 1958, the Committee believes that retaining KPMG is in the best interests of Ceridian. The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit the consolidated financial statements of Ceridian for the fiscal year ending December 31, 2020.

Although it is not required to do so, our Board is asking our stockholders to ratify KPMG’s appointment. If our stockholders do not ratify KPMG’s appointment, the Audit Committee will consider changing our independent registered public accounting firm for 2021. Whether or not stockholders ratify KPMG’s appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate. KPMG has advised the Audit Committee that it is an independent accounting firm with respect to Ceridian and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board. Representatives of KPMG are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate stockholder questions.

Audit Fees

The following table sets forth the fees billed or expected to be billed by KPMG for audit, audit-related, tax and all other services rendered for fiscal years 2019 and 2018:

	2019	2018
Fee Category	(In thousands)

Audit Fees	$2,229	$1,995

Audit-Related Fees	$1,162	$1,077

Tax Fees	$163	$130

All Other Fees	—	—

Total Fees	$3,554	$3,202

Audit Fees. Consist of fees for services rendered for the audit and/or review of our consolidated financial statements. Audit fees also include fees for services rendered in connection with the filing of registration statements and other documents with the SEC, and the issuance of accountant consents and comfort letters.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services, including the review and preparation of certain foreign income tax returns.

All Other Fees. Consist of fees billed in the indicated year for other permissible work performed by KPMG that is not included within the above category descriptions.

42	2020 PROXY STATEMENT

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on independence. The Audit Committee pre-approved all services performed by KPMG in fiscal year 2019.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Report of the Audit Committee of the Board of Directors

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed our consolidated financial statements for fiscal year 2019 and met with management, as well as with representatives of KPMG LLP, our independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with members of KPMG LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that Ceridian’s audited consolidated financial statements for fiscal year 2019 be included in its Annual Report on Form 10-K for fiscal year ended December 31, 2019.

Audit Committee

Gerald C. Throop, Chair

Deborah A. Farrington

Andrea S. Rosen

43	2020 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2019 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	14,033,036	$29.66	(1)	10,911,849	(2)
Equity compensation plans not approved by stockholders	—	—		—

Total	14,033,036	$29.66	(1)	10,911,849	(2)

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)

Includes securities available for future issuance under the 2018 Equity Incentive Plan other than those listed in the first column and approximately 2,238,105 shares of Common Stock available for issuance under our Global Employee Stock Purchase Plan.

Equity Compensation Plan Information

Global Employee Stock Purchase Plan

Our Board adopted, and our stockholders approved, the GESPP. The GESPP authorizes the issuance of up to 2,500,000 shares of Common Stock to eligible participants through purchases via payroll deductions. The purchase price is the lower of (i) 85% of the fair market value of a share of Common Stock on the offering date (the first trading day of the offering period commencing on January 1 and concluding on December 31) or (ii) 85% of the fair market value of a share of Common Stock on the purchase date. The GESPP continues for ten years, unless terminated sooner as provided under the GESPP. A total of 2,238,105 shares remain available for issuance under the GESPP as of December 31, 2019. We filed a registration statement on Form S-8 covering the shares issuable under the GESPP on November 28, 2018.

Equity Incentive Plans

Our Board adopted, and our stockholders approved, the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan (as amended, the “2013 Plan”) and the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (for purposes of this section, the “2018 Plan”). The 2018 Plan authorizes us to grant incentive awards to our employees, directors and consultants. As of December 31, 2019, a total of 17,696,193 shares of our Common Stock were reserved for issuance under the 2018 Plan. We filed registration statements on Form S-8 covering the shares issuable under the 2013 Plan and the 2018 Plan on April 25, 2018. The following is a summary of the material features of the 2013 Plan and the 2018 Plan.

2013 Plan. The 2013 Plan provides for the grant of options, share awards and other share-based awards to our directors, employees, and consultants as well as to directors, employees, and consultants of any of our subsidiaries or affiliates. A total of 5,008,087 shares of our Common Stock are subject to outstanding awards under the 2013 Plan as of December 31, 2019. We do not intend to grant any further awards under the 2013 Plan.

2018 Plan. The 2018 Plan was adopted by our Board and approved by our stockholders in connection with our IPO. The purpose of the 2018 Plan is to further align the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to both our performance and that of our Common Stock. The 2018 Plan is intended to advance our interests and to increase stockholder value by attracting, retaining, and motivating key personnel upon whose judgment, initiative, and effort the successful conduct of our business is largely dependent. Our Board and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Any officer, employee, non-employee director, consultant or any natural person who is a consultant or advisor of ours or of any of our subsidiaries or affiliates is eligible to receive Awards (as defined below) under the 2018 Plan. The selection of participants is within the sole discretion of the Committee (as defined below). Incentive stock options may be granted only to our employees and employees of certain of our subsidiaries. As of the date of this Proxy Statement, there are approximately 5,028 employees (including 5 executive officers and 7 non-employee directors) who are eligible to participate in the 2018 Plan on the basis of their services provided to us.

44	2020 PROXY STATEMENT

The 2018 Plan is administered by the Compensation Committee of our Board, such other committee of the Board appointed by our Board to administer the 2018 Plan, or the Board, as determined by our Board (in each case, the “Committee”).

As of December 31, 2019, a total of 17,696,193 shares of our Common Stock were reserved for issuance under the 2018 Plan (the “Share Reserve”), and a total of 9,022,449 shares of our Common Stock are subject to outstanding awards under the 2018 Plan as of December 31, 2019. The 2018 Plan permits the grant of: (a) nonqualified stock options, (b) incentive stock options, (c) stock appreciation rights, (d) restricted stock awards, (e) RSUs, (f) cash incentive awards, and (g) stock awards (collectively, “Awards”). Awards may be granted singly or in combination. The Share Reserve will be increased on March 31 of each of the first ten calendar years during the term of the Plan, by the lesser of (i) three percent (3%) of the number of shares of our Common Stock outstanding on each January 31 immediately prior to the date of increase or (ii) such number of shares of our Common Stock determined by the Board or Committee. As of March 31, 2020, the Share Reserve will increase by three percent (3%) of the number of shares of Ceridian’s Common Stock outstanding on January 31, 2020 or 4,335,286 shares.

No non-employee director may be granted, during any calendar year, Awards having a fair value (determined on the date of grant) that, when added to all other compensation paid to the non-employee director during the same calendar year for service as a member of our Board, exceeds $600,000, or for the non-executive chairman of the Board, if any, $750,000.

45	2020 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock

The following table shows information as of the Record Date regarding the beneficial ownership of our Common Stock by:

•	each person or group who is known by us to own beneficially more than 5% of our Common Stock;

•	each member of our Board, each director nominee, and each of our NEOs; and

•	all members of our Board, director nominees, and our executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 144,838,424 shares of Common Stock outstanding as of the Record Date. Shares of Common Stock (i) issued or issuable upon exchange of the Exchangeable Shares, and (ii) subject to stock options currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the person holding the Exchangeable Shares or stock options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each stockholder listed below is c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Name and address of beneficial owner	Number of Shares	Percent of Total

5% Stockholders:

T. Rowe Price Associates, Inc.(1)	21,157,759	14.6%

Cannae Holdings, Inc.(2)	19,839,227	13.7%

Capital Research Global Investors, a division of Capital Research and Management Company(3)	16,818,645	11.6%

Affiliates of Thomas H. Lee Partners, L.P.(4)	12,434,691	8.6%

Select Equity Group, L.P. and George S. Loening(5)	11,680,968	8.1%

The Vanguard Group(6)	9,318,353	6.4%

BlackRock, Inc.(7)	8,996,563	6.2%

Artisan Partners Limited Partnership(8)	7,553,052	5.2%

NEOs and Directors:

Christopher R. Armstrong(9)	95,943	*

Brent B. Bickett(10)	19,926,601	13.8%

Ronald F. Clarke	1,894	*

Deborah A. Farrington	—	*

Arthur Gitajn(11)	128,796	*

Ozzie J. Goldschmied(12)	106,261	*

Thomas M. Hagerty(13)	243,891	*

David D. Ossip(14)	5,559,518	3.7%

Ganesh B. Rao	34,781	*

Andrea S. Rosen	845	*

Leagh E. Turner(15)	56,583	*

Gerald C. Throop(16)	37,224	*

Erik J. Zimmer(17)	46,469	*

All current directors and executive officers as a group (12 persons)(18)	26,185,759	17.6%

*	Represents beneficial ownership of less than 1% of our outstanding Common Stock.

46	2020 PROXY STATEMENT

(1)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 14, 2020, to report ownership as of December 31, 2019. T. Rowe Price Associates, Inc. holds sole voting power with respect to 5,587,019 shares of Common Stock and sole dispositive power with respect to 21,157,759 shares of Common Stock. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)

The 19,839,227 shares of Common Stock are held by Cannae Ventures Holdco I, LLC, a wholly owned subsidiary of Cannae Holdings, Inc. The chairman and the president of Cannae Holdings, Inc. have voting and investment power over such shares. The address of Cannae Ventures Holdco I, LLC and Cannae Holdings, Inc. is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(3)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on March 10, 2020, to report ownership as of February 28, 2020. Capital Research Global Investors, a division of Capital Research and Management Company, has sole voting power over 16,818,645 shares and sole dispositive power over 16,818,645 shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)

Includes (i) 3,575,077 shares of Common Stock held by Thomas H. Lee Equity Fund VI, L.P., (ii) 2,420,853 shares of Common Stock held by Thomas H. Lee Parallel Fund VI, L.P., (iii) 422,874 shares of Common Stock held by Thomas H. Lee Parallel (DT) Fund VI, L.P., (iv) 18,297 shares of Common Stock held by Great-West Investors LP, (v) 18,281 shares of Common Stock held by Putnam Investments Employees Securities Company III LLC, (vi) 24,274 shares of Common Stock held by THL Coinvestment Partners, L.P., (vii) 7,786 shares of Common Stock held by THL Operating Partners, L.P., (viii) 3,619,005 shares of Common Stock held by THL Equity Fund VI Investors (Ceridian), L.P., (ix) 1,618,784 shares of Common Stock held by THL Equity Fund VI Investors (Ceridian) II, L.P., (x) 63,437 shares of Common Stock held by THL Equity Fund VI Investors (Ceridian) III, LLC, (xi) 90,616 shares of Common Stock held by THL Equity Fund VI Investors (Ceridian) IV, LLC, (xii) 19,321 shares of Common Stock held by THL Equity Fund VI Investors (Ceridian) V, LLC, and (xiii) 536,086 shares of Common Stock held by THL Equity Fund VI Investors (Ceridian) VI, L.P.

THL Equity Advisors VI, LLC is the general partner of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., and Thomas H. Lee Parallel (DT) Fund VI, L.P. Thomas H. Lee Partners, L.P. is the general partner of THL Coinvestment Partners, L.P. and THL Operating Partners, L.P. Thomas H. Lee Advisors, LLC is attorney in fact for Great-West Investors LP and Putnam Investments LLC, which is the managing member of Putnam Investments Employees’ Securities Company III LLC, with respect to the shares of Common Stock they hold. THL Equity Advisors VI, LLC is the general partner of THL Equity Fund VI Investors (Ceridian), L.P., THL Equity Fund VI Investors (Ceridian) II, L.P. and THL Equity Fund VI Investors (Ceridian) VI, L.P. THL Equity Advisors VI, LLC is the manager of THL Equity Fund VI Investors (Ceridian) III, LLC, THL Equity Fund VI Investors (Ceridian) IV, LLC and THL Equity Fund VI Investors (Ceridian) V, LLC.

The address of Great-West Investors LP is 8515 East Orchard Road, Greenwood Village, Colorado 80111; the address of Putnam Investments Employees’ Securities Company III LLC is c/o Putnam Investment, Inc., 100 Federal Street, Boston, Massachusetts 02110; and the address of all other entities referred to above is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.

(5)

As reported on the owner’s most recent Schedule 13G filed with the SEC on February 14, 2020, to report ownership as of December 31, 2019. Select Equity Group, L.P. and George S. Loening, who is the majority owner of Select Equity Group, L.P., have shared voting power over 11,680,968 shares and shared dispositive power over 11,680,968 shares. The address for Select Equity Group, L.P. and George S. Loening is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(6)

As reported on the owner’s most recent Schedule 13G filed with the SEC on February 11, 2020, to report ownership as of December 31, 2019. The Vanguard Group has sole voting power over 46,998 shares, shared voting power over 9,244 shares, sole dispositive power over 9,267,396 shares, and shared dispositive power over 50,957 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)

As reported on the owner’s most recent Schedule 13G filed with the SEC on February 7, 2020, to report ownership as of December 31, 2019. BlackRock, Inc. has sole voting power over 8,683,659 shares and sole dispositive power over 8,996,563 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(8)

As reported on the owner’s most recent Schedule 13G filed with the SEC on February 12, 2020, to report ownership as of December 31, 2019. Artisan Partners Asset Management Inc., for itself and as the general partner of Artisan Partners Holdings LP and Artisan Investments GP LLC, for itself and as the general partner of Artisan Partners Limited Partnership have shared voting power over 6,836,432 shares and shared dispositive power over 7,553,052 shares. The address for Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(9)

Consists of (i) 18,313 shares of Common Stock, and (ii) 77,630 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 2, 2020.

(10)

Consists of (i) 87,374 shares of Common Stock held by Bickett of Ponte Vedra Beach Limited Partnership, of which Mr. Bickett is a beneficial owner, and 19,839,227 shares of Common Stock held by Cannae Ventures Holdco I, LLC. Mr. Bickett is president of Cannae Holdings, Inc., which is the sole shareholder of Cannae Ventures Holdco I, LLC and the total shares represented for Mr. Bickett includes 19,839,227 shares of Common Stock held by Cannae Ventures Holdco I, LLC.

(11)

Consists of (i) 11,627 shares of Common Stock, and (ii) 117,169 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 2, 2020.

(12)

Consists of (i) 25,953 shares of Common Stock, and (ii) 80,308 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 2, 2020.

47	2020 PROXY STATEMENT

(13)	Consists of (i) 129,656 shares of Common Stock held by Mr. Hagerty, and (ii) 114,235 shares of Common Stock held by Hagerty Family 2006 Trust, of which Mr. Hagerty is a trustee.

(14)

Consists of (i) 22,267 shares of Common Stock held by Mr. Ossip, (ii) 229,085 shares of Common Stock held by OsFund Inc., of which Mr. Ossip disclaims beneficial ownership, (iii) 3,063,936 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 2, 2020, (iv) 375,000 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 2, 2020, (v) 8,328 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares held by Mr. Ossip and (vi) 1,860,902 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares held by Osscer Inc., of which Mr. Ossip disclaims beneficial ownership.

(15)

Consists of (i) 12,500 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 2, 2020, and (ii) 44,083 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 2, 2020.

(16)

Consists of (i) 8,736 shares of Common Stock, (ii) 5,303 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 2, 2020, and (iii) 23,185 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares.

(17)

Consists of (i) 8,969 shares of Common Stock, and (ii) 37,500 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 2, 2020.

(18)

Consists of (i) the outstanding shares, RSUs and options described in the preceding footnotes (9) through (11) and (13) though (16), (ii) 11,750 shares of Common Stock that are held by other executive officers, and (iii) 87,933 shares of Common Stock that are held by other executive officers and that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 2, 2020.

Beneficial Ownership of Preferred Stock

As of the Record Date, Ceridian has one Special Voting Share of preferred stock outstanding. The Trustee holds legal title to the Special Voting Share for the use and benefit of the registered holders of Exchangeable Shares.

In connection with the Voting and Exchange Trust Agreement dated April 25, 2018, among Ceridian, Ceridian Canada Ltd., Ceridian AcquisitionCo ULC and the Trustee, the Trustee is entitled, with respect to any matter, question, proposal or proposition whatsoever that may properly come before Ceridian’s Annual Meeting and with respect to all written consents sought from the holders of Ceridian’s Common Stock, to cast the number of votes for each Exchangeable Share equal to the number of shares of Common Stock issuable upon the exchange of each Exchangeable Share held by registered holders of such Exchangeable Shares on the Record Date and for which the Trustee has received voting instructions from such holders.

Except as specifically authorized, the Trustee has no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Share. The Trustee is not entitled to receive any portion of any dividend or distribution at any time. Upon any liquidation, dissolution or winding up of Ceridian, the Trustee will not be entitled to any portion of any related distribution.

At such time as (i) there are no Exchangeable Shares of Ceridian AcquisitionCo ULC issued and outstanding that are not owned by Ceridian or any subsidiary of Ceridian, and (ii) there is no share of stock, debt, option or other agreement, obligation or commitment of Ceridian AcquisitionCo ULC which could by its terms require Ceridian AcquisitionCo ULC to issue any Exchangeable Shares to any person other than Ceridian or any subsidiary of Ceridian, then the Special Voting Share will be retired and cancelled promptly for no consideration and will not be reissued.

The Special Voting Share is held by Barbara Ferreri. The address for Barbara Ferreri is c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

48	2020 PROXY STATEMENT

TRANSACTION OF OTHER BUSINESS AND ADDITIONAL INFORMATION

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.

Our amended and restated bylaws (the “Bylaws”) provide that nominations of persons for election to our Board and other proposals to be considered at an annual meeting of stockholders must comply with the requirements set forth in our Bylaws. Our Bylaws require that a stockholder give written notice to our Corporate Secretary, c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, not later than the close of business 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Since our Proxy Statement for the 2020 Annual Meeting of Stockholders is dated March 19, 2020, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than November 19, 2020 in order to be raised at our 2021 Annual Meeting of Stockholders. However, our Bylaws also provide that in the event the date of the annual meeting is more than 30 days before or after April 28, 2021 (the one-year anniversary of the 2020 Annual Meeting of Stockholders), notice must be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2021 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than November 19, 2020. Such proposals must be delivered to our Corporate Secretary, c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. If we hold our 2020 Annual Meeting of Stockholders more than 30 days before or after April 28, 2021 (the one-year anniversary date of the 2020 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if that method is impracticable, by any means reasonably determined to inform stockholders.

Exemption from Toronto Stock Exchange Rules

Ceridian is an “Eligible International Interlisted Issuer,” as such term is defined in the TSX Company Manual (the “Manual”). As an Eligible International Interlisted Issuer, Ceridian has applied for and received an exemption pursuant to Section 401.1 of the Manual from Sections 461.1 to 461.4 and Section 464 of the Manual, the effect of which is that Ceridian will not have to comply with certain Canadian requirements relating to majority voting and the annual election of directors. As an “Eligible International Interlisted Issuer,” Ceridian is also exempt from, among other things, Sections 604 and 613 of the Manual.

Ceridian sought the exemption on the basis that (i) Ceridian’s primary listing is the NYSE; (ii) Ceridian is incorporated in the state of Delaware; and (iii) less than 25% of trading volume in the Company’s shares was on Canadian market-places. Ceridian is required to notify the TSX of its continued reliance on the exemption before each successive annual meeting of stockholders.

49	2020 PROXY STATEMENT

Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

ANNUAL MEETING OF STOCKHOLDERS OF CERIDIAN HCM HOLDING INC.

Date:	Tuesday, April 28, 2020
Time:	9:00 AM Central Time
Place:	200 South Sixth Street, Suite #4000, Minneapolis, Minnesota 55402

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors of Ceridian HCM Holding Inc. (“Ceridian”) Recommends a Vote FOR all director nominees listed in proposal 1, ONE YEAR for proposal 2 and FOR proposals 3 and 4.

1.

To elect two Class II directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

Nominees:
(01) Deborah A. Farrington

(02) Thomas M. Hagerty

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		One Year	Two Years	Three Years	Abstain
2.	To approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation of Ceridian’s named executive officers (commonly known as a “Say on Frequency” vote);	☐	☐	☐	☐
			For	Against	Abstain
3.	To approve, on a non-binding, advisory basis, the compensation of Ceridian’s named executive officers (commonly known as a “Say on Pay” vote); and		☐	☐	☐
			For	Against	Abstain

4.	To ratify the appointment of KPMG LLP as Ceridian’s independent registered public accounting firm for the fiscal year ending December 31, 2020.		☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Ceridian HCM Holding Inc.

to be held on Tuesday, April 28, 2020

for Holders as of March 2, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call 855-668-4180
www.proxypush.com/CDAY

•	Cast your vote online.	OR	•	Use any touch-tone telephone.
•	Have your Proxy Card/Voting Instructions Form ready.		• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

MAIL

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Scott A. Kitching and William E. McDonald and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Ceridian HCM Holding Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, ONE YEAR FOR PROPOSAL 2 AND FOR PROPOSALS 3 AND 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

PROXY TABULATOR FOR CERIDIAN HCM HOLDING INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903